Exhibit 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
LANDEC CORPORATION
CURATION FOODS, INC.
AND
TAYLOR FARMS RETAIL, INC.
DECEMBER 13, 2021

i

ii

Exhibits
Exhibit A – Form of Assignment and Assumption Agreement
Exhibit B – Form of Assignment of Intellectual Property
Exhibit C – Form of Bill of Sale
Exhibit D – Forms of Deeds
Exhibit E – Form of Transition Services Agreement
Exhibit F – Forms of Assignments of Leases
Annexes
Annex A – Defined Terms

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 13, 2021 by and among Taylor Farms Retail, Inc., a California corporation (“Buyer”), and Landec Corporation, a Delaware corporation (“Landec”), and Curation Foods, Inc., a Delaware corporation (“Curation” and, together with Landec, collectively, “Sellers” and each, a “Seller”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Annex A attached hereto.
WHEREAS, Sellers, directly and indirectly through their Affiliates, operate the Business;
WHEREAS, Buyer desires to purchase specified assets related to the Business, and to assume specified Liabilities related to the Business; and
WHEREAS, in connection with the transactions contemplated by this Agreement, at the Closing, Buyer and/or certain of its Affiliates, on the one hand, and Sellers and/or certain of their Affiliates, on the other hand, shall enter into, execute and deliver the Assignment and Assumption Agreement, the Bill of Sale, the Assignment of Intellectual Property, the Deeds, the Transition Services Agreement and the Assignments of Leases.
NOW, THEREFORE, in consideration of the premises, representations and warranties, and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE TRANSACTIONS
1.01    Purchase of Assets and Assumption of Liabilities.
(a)    At the Closing, on the terms and subject to the conditions set forth herein, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer, and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer, all of the Purchased Assets, free and clear of all Liens other than Permitted Liens. “Purchased Assets” shall mean all right, title and interest of Sellers and their Affiliates in and to all assets, properties, and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent, that are (x) tangible assets or properties located at any of the Owned Real Properties or (y) are exclusively related to, exclusively used in, or held for use exclusively in connection with the Business, as the same shall exist on the Closing Date, and the following (but, for the avoidance of doubt, excluding any assets properties or rights that are the subject of a specific exclusion from the Purchased Assets set forth in Sections 1.01(a)(i) – (xi) below or any other Excluded Assets):
(i)    all inventory of raw material ingredients, packaging, work-in-progress inventory and finished product of the Business as of the Closing, including that portion of the inventory of BreatheWay products held by the Business as of the Closing that is described in Section 1.01(a)(i)(A) of the Disclosure Letter, but not the excluded portion of the inventory of BreatheWay products that is described in Section 1.01(a)(i)(B) of the Disclosure Letter (collectively, the “Purchased Inventory”);

(ii)    all receivables (including accounts receivable, loans receivable and advances) arising from the Business that are outstanding as of the Closing only to the extent fully reflected in the Closing Net Working Capital, as finally determined under Section 1.03(b) (collectively, the “Purchased Receivables”);
(iii)    all outstanding credits, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of Sellers arising from the Business, other than those existing under any Excluded Contract (collectively, the “Purchased Prepaid Items”);
(iv)    all (A) machinery, equipment, vehicles, parts and similar items and all other items of tangible personal property of Sellers primarily used or held for use in the Business, including each of such items set forth in Section 1.01(a)(iv) of the Disclosure Letter, (B) all office equipment, supplies and computer hardware and peripherals (including all desktops, smartphones, tablets, laptops, printers, fax/scan machines) located at any of the Owned Real Properties, or set forth in Section 1.01(a)(iv) of the Disclosure Letter, and (C) all rights under all warranties and indemnities arising from or related to any of the items described above in this Section 1.01(a)(iv) (collectively, all such items described in clauses (A) through (C) above, the “Purchased Equipment”);
(v)    all real property owned by Sellers and related to, used or held for use in connection with the Business that is listed in Section 1.01(a)(v) of the Disclosure Letter, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing (collectively, the “Owned Real Property”);
(vi)    the real property leased, subleased or licensed to Sellers or which Sellers otherwise have a right or option to use or occupy, that is listed in Section 1.01(a)(vi) of the Disclosure Letter together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to such listed real property (collectively, the “Leased Real Property”);
(vii)    all rights and interest of Sellers in the Contracts set forth in Section 1.01(a)(vii) of the Disclosure Letter (the “Purchased Contracts”), including all rights of Sellers vis-à-vis the applicable growers (and their successors and assigns) with respect to prepayments made by Sellers for any goods to be delivered after the Closing to Buyer under any Purchased Contract (“Grower Prepayments”);
(viii)    all of Sellers’ right, title, and interest in all Intellectual Property to the extent exclusively related to, used or held for use in connection with the Business including the Intellectual Property that is listed in Section 1.01(a)(viii) of the Disclosure Letter, but excluding the Intellectual Property that is listed in Section 1.01(b)(iii) of the Disclosure Letter and any Intellectual Property that arises solely from any Contract described in Section 1.01(d)(xi) of the Disclosure Letter (collectively, the “Business Intellectual Property”), including all applications and registrations related thereto and including all royalties, income, damages, or other payments receivable in connection therewith;

(ix)    subject to Section 4.01, all books and records (“Books and Records”) pertaining to any of the Purchased Assets or Assumed Liabilities or pertaining to the customers, suppliers, and other business relations, and all other ledgers, files, documents, correspondence, and business records, in each case, solely to the extent relating to any of the Purchased Assets or Assumed Liabilities or to the Business, as conducted by Buyer after the Closing (collectively, the “Purchased Books and Records”); provided that (A) Sellers and their Affiliates shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Sellers’ or their Affiliates’ internal policies and procedures or any applicable contractual or other similar obligations, subject to the confidentiality obligations hereunder; (B) Purchased Books and Records shall not include (1) any Books and Records solely to the extent relating to, held for use with or used in connection with any Excluded Asset or Excluded Liability (provided that Sellers provide copies of all such material Books and Records that are also held for use or used in the connection with the Business), or (2) any Books and Records the transfer of which would be prohibited by applicable Law or contractual obligation (provided that Sellers disclose to Buyer in Section 1.01(a)(ix) of the Disclosure Letter any such Books and Records that are held for use or used in the Business); and (C) except as otherwise provided above, Sellers shall not be required to provide, or cause to be provided, the Purchased Books and Records in any form or medium other than the form or medium in which they were originally generated and the Purchased Books and Records shall only be deemed to include the form or medium in which any such items were originally generated;
(x)    to the extent transferable to Buyer, the Permits of Sellers necessary for the operation of the Business or the operation, use or ownership of any of the Purchased Assets after the Closing, as set forth in Section 1.01(a)(x) of the Disclosure Letter; and
(xi)    all goodwill exclusively associated with the Business or the assets described in Section 1.01(a)(i) through (x) from and after the Closing Date.
(b)    Notwithstanding anything to the contrary set forth in Section 1.01(a), in no event shall Buyer purchase from Sellers, and in no event shall Sellers sell, convey, assign, transfer, and deliver to Buyer, any of the assets of Sellers other than Purchased Assets (the “Excluded Assets”), all of which are excluded from the Purchased Assets. Notwithstanding the generality of the foregoing, the Excluded Assets shall include:
(i)    all cash or cash equivalents, credit cards, bank accounts, government securities, or investment securities (including any related accounts with banks, brokerages, or other similar Persons) of Sellers or any of its Affiliates;

(ii)    Sellers’ Organizational Documents, all qualifications to do business as a foreign entity, all arrangements with registered agents, all minute books, stock records, stock ledgers, transfer books, and blank share or equity ownership certificates, and all other documents related to the organization, maintenance, and existence of Sellers as corporations;
(iii)    all of Sellers’ right, title, and interest in all Intellectual Property other than the Business Intellectual Property, including all applications and registrations related thereto and including all royalties, income, damages, or other payments receivable in connection therewith, including the Intellectual Property set forth on Section 1.01(b)(iii) of the Disclosure Letter;
(iv)    (A) all attorney-client, work product or similar privilege of any Seller or its Affiliates or otherwise relating to or arising out of the Business as a result of legal counsel representing any Seller or its Affiliates or the Business in connection with the transactions contemplated by any of the Transaction Documents, (B) all documents of any Seller or its Affiliates subject to the attorney-client, work product or similar privilege protection, and (C) all documents created and maintained by any Seller or its Affiliates in connection with the transactions contemplated by any of the Transaction Documents;
(v)    all right and interest of any Seller in any Contracts (other than the Purchased Contracts and other than the rights and interest of any Seller pursuant to Section 1.01(e)) (the “Excluded Contracts”);
(vi)    all inventory set forth in Section 1.01(b)(vi) or Section 1.01(a)(i)(B) of the Disclosure Letter (the “Excluded Inventory”);
(vii)    all Excluded Tax Assets;
(viii)    all prepaid insurance (including the applicable claims and proceeds thereunder) with respect to any insurance policies;
(ix)    all security deposits, earnest deposits, bid, lease, utility and other deposits, and all other forms of deposit placed by any Seller or its Affiliates for the performance of any Excluded Contract;
(x)    all insurance policies and rights thereunder (including, for the avoidance of doubt, any proceeds received with respect to any such policies);
(xi)    all rights or claims which accrue or will accrue to any Seller or its Affiliates under the Transaction Documents or any other Contract, instrument, or document delivered or executed in connection with the transactions contemplated hereby;
(xii)    all claims, causes of action and rights against Third Parties (A) to the extent relating to or arising out of any of the Excluded Assets or Excluded Liabilities or (B) that are not related to the operation of the Business post-Closing, in each case of clauses (A) and (B), whether arising by way of counterclaim or otherwise;

(xiii)    all Books and Records (including any Tax Return of any Seller or its Affiliates) other than Purchased Books and Records; provided that any Seller shall be entitled to keep a copy of all Purchased Books and Records, subject to the confidentiality obligations set forth in Section 4.01 hereof;
(xiv)    the sponsorship of, and all assets maintained pursuant to or in connection with, all benefit plans of any Seller;
(xv)    to the extent not transferable to Buyer or not related primarily to the Business, the Permits of Sellers;
(xvi)    all accounts receivable, notes receivable, rebates receivable and other miscellaneous receivables of any Seller or its Affiliates that are not related to the Business;
(xvii)    all information technology systems, hardware (including all desktops, smartphones, tablets, laptops, printers, fax/scan machines) and software (whether in source code or object code) of any Seller or its Affiliates and all related license, maintenance and service Contracts and related documentation, and all related technology, data, databases, database rights, designs, processes, methods and other know-how (other than (A) the Business Intellectual Property and (B) the Purchased Equipment and any of the foregoing assets and rights to the extent relating to the Purchased Equipment);
(xviii)    all Employee Benefit Plans;
(xix)    all assets, properties and rights set forth on Section 1.01(b)(xix) of the Disclosure Letter; and
(xx)    for the avoidance of doubt, all other assets, properties and rights of any Seller or its Affiliates, of whatever kind and nature, real, personal or mixed, tangible or intangible, or otherwise, that are not Purchased Assets.
(c)    In addition to purchasing the Purchased Assets from Sellers, Buyer shall assume and agree to perform only the following Liabilities of Sellers (the “Assumed Liabilities”):
(i)    all Liabilities set forth in Section 1.01(c)(i) of the Disclosure Letter relating to the Purchased Assets and arising out of or relating to the operation of the Business or the ownership or use of the Purchased Assets, in each case by Buyer or its Affiliates after the Closing;
(ii)    all payables and accruals of Sellers (including accounts payable, accrued liabilities and customer deposits) arising from the Business that are outstanding as of the Closing, but only to the extent fully reflected in the Closing Net Working Capital, as finally determined under Section 1.03(b);
(iii)    all of the executory obligations of Sellers under the Purchased Contracts assigned to Buyer under this Agreement, but only to the extent that the obligations under such Purchased Contracts (A) are required to be performed from and after the Closing Date, (B) are attributable to the period after the Closing, (C) do not relate to any failure to perform, improper performance, warranty, or other breach, default or violation by Sellers prior to the Closing Date and (D) are not obligations that accrued from sales prior to the Closing for the payment or reimbursement after the Closing of marketing or other expenses of customers (except to the extent that any such obligation is fully reflected in the Closing Net Working Capital, as finally determined under Section 1.03(b)); and
(iv)    all Liabilities assumed by Buyer pursuant to Section 4.10.
(d)    In no event shall Buyer assume any Liabilities of a Seller other than the Assumed Liabilities, and all such other Liabilities shall remain the obligations of such Seller from and after the Closing (the “Excluded Liabilities”). Notwithstanding the generality of the foregoing, the Excluded Liabilities shall include:
(i)    Liabilities for Excluded Taxes;
(ii)    Liabilities for Transaction Expenses;
(iii)    Liabilities to the extent arising out of any of the Excluded Assets (other than Liabilities expressly assumed pursuant to Section 1.01(c)(i)-(iv));
(iv)    Liabilities (other than Liabilities assumed by Buyer under Section 1.01(c)(ii)) relating to any products or services processed, sold or delivered by Sellers at or prior to the Closing (including the Purchased Inventory solely to the extent relating to the processing, sale or delivery to Buyer), including Liabilities for product liability, warranty, or other claims by any third party, including Liabilities arising from the presence in such products or Purchased Inventory at or prior to the Closing of contaminants that cause food-borne illness;
(v)    Liabilities pursuant to any Laws of any Governmental Entity relating to (A) releases or threatened releases of any hazardous substances or other materials; (B) the manufacture, handling, transport, use, treatment, storage or disposal of hazardous substances or other materials; or (C) pollution or protection of the environment, health, safety or natural resources, in each case, to the extent arising from or related to any action, event, circumstance or condition occurring or existing prior to the Closing;
(vi)    Except as set forth in Section 4.10, Liabilities to, in respect of or relating to (A) any present or former employees of Sellers, and/or the employment or service of any individual with respect to (i) any employee or other service provider of the Sellers who does not become a Transferred Employee (or any dependent or beneficiary thereof) and (ii) any Transferred Employee, to the extent arising on or prior to the applicable Transfer Date, (B) any Employee Benefit Plan, (C) Sellers’ status as an ERISA Affiliate of any other entity and (D) wages, remuneration, compensation, benefits, severance or other accrued obligations (i) associated with any Business Employee who does not become a Transferred Employee (or any dependent or beneficiary thereof) and (ii) with respect to any Transferred Employee, arising on or prior to the applicable Transfer Date;

(vii)    Liabilities retained by Sellers pursuant to Section 4.10;
(viii)    Liabilities arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Purchased Contract upon or prior to the Closing;
(ix)    Liabilities arising from or related to any compliance or noncompliance upon or prior to the Closing with any Law applicable to any Seller, the Business or the Purchased Assets;
(x)    Liabilities arising from or related to any Action (A) against any Seller, the Business or the Purchased Assets pending as of the Closing or (B) based upon any action, event, circumstance or condition arising from or prior to the Closing (other than in the case of this clause (B) Liabilities expressly assumed pursuant to Section 1.01(c)(i)-(iv)); and
(xi)    Liabilities of any Seller set forth on Section 1.01(d)(xi) of the Disclosure Letter.
(e)    To the extent that the assignment by a Seller to Buyer pursuant to the terms hereof of any Purchased Asset is not permitted without the consent of another Person or Persons or would otherwise constitute a breach or other contravention under any Contract or Law to which such Seller is a party or by which it is bound, or in any way adversely affects rights of such Seller or, upon transfer, Buyer with respect to such Purchased Asset, this Agreement and the Assignment and Assumption Agreement shall not be deemed to constitute an assignment of any such Purchased Asset if such consent is not obtained, and such asset (a “Contingent Asset”) shall only become a Purchased Asset (and, if applicable, a Purchased Contract) if and when such consent is obtained. Sellers and Buyer shall use their commercially reasonable efforts from the date of this Agreement through the date that is forty (40) days after the Closing Date to (x) obtain any consents or waivers required to assign to Buyer any Contingent Asset, without any conditions to such transfer (including the making of any payments) or changes or modifications of terms thereunder and (y) to obtain the agreement of the other party to each Contract identified in Section 1.01(e) of the Disclosure Letter to, as applicable, amend such Contract or to terminate such Contract, if not previously terminated or expired, and enter into a new Contract between such other party and Buyer, in either case, on such terms as are acceptable to Buyer in its sole discretion. Notwithstanding anything to the contrary in this Agreement, Buyer and Sellers agree that neither Buyer nor Sellers or any of their respective Affiliates shall have any Liability to the other arising out of or relating to the failure to obtain any such consent or agreement to amend or terminate that may be required in connection with the transactions contemplated by this Agreement or any other Transaction Documents or because of any circumstances resulting therefrom, provided that (i) Buyer and Sellers have complied with their obligations under this Section 1.01(e) and (ii) such consent is identified as a required consent in Section 2.04(b) of the Disclosure Letter. If any such consent is not obtained prior to Closing with respect to any such Contingent Asset, the applicable Seller and Buyer will promptly enter into arrangements under which Buyer shall obtain all of the benefits of such Contingent Asset and satisfy all of the obligations and Liabilities thereunder arising after the Closing to the same extent as Buyer would be subject to such obligations and Liabilities if such consent had been obtained and such Contingent Asset had been assigned to Buyer at the Closing, in each case, to the fullest extent legally possible. To the extent that Buyer obtains the benefits of such Contingent Asset, Buyer shall, from and after the Closing, as agent or subcontractor for Sellers, pay, perform and discharge the obligations and Liabilities of Sellers thereunder that Buyer would have assumed under Section 1.01(c) of this Agreement if Seller had obtained such consent prior to the Closing. To the extent permitted under applicable Law, Sellers shall hold in trust for and pay to Buyer promptly (but in any event not later than three (3) Business Days) after receipt thereof, such Contingent Asset and all income, proceeds and other monies received by Seller to the extent related to such Contingent Asset in connection with the arrangements under this Section 1.01(e). For the avoidance of doubt, nothing in this Agreement shall require Buyer or any Seller or its Affiliates to pay any fee or other payment, or incur any additional Liability or expense in connection with the efforts set forth in this Section 1.01(e).
(f)    If at any time after the Closing (a) Buyer or its designee holds any Excluded Assets or Excluded Liabilities or (b) either Seller or any of its Affiliates holds any Purchased Assets or Assumed Liabilities, Buyer or the applicable Seller will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other Party, without further consideration from the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.
(g)    Buyer shall be solely responsible for procuring insurance to protect the Purchased Assets against any risk of loss or damage after the Closing, if it so desires such insurance. Sellers will use commercially reasonable efforts to ensure that as of the Closing Date, all of the Purchased Equipment and tangible Purchased Inventory (other than (i) Purchased Inventory that constitutes crops in ground or harvested raw material ingredients in transit in the ordinary course of business to Sellers’ facilities in Guadalupe, California or Bowling Green, Ohio, (ii) Purchased Equipment that is not located in Sellers’ facilities in Guadalupe, California or Bowling Green, Ohio will be located at the location set forth in Section 1.01(a)(iv) of the Disclosure Letter or (iii) Purchased Inventory that is normally stored at the raw material supplier’s or distributor’s location (as set forth in Section 1.01(a)(i) of the Disclosure Letter)), in each case in the ordinary course of business, will be located at Sellers’ facilities in Guadalupe, California and Bowling Green, Ohio, as applicable. To the extent that the location of any asset listed in Section 1.01(a)(iv) of the Disclosure Letter is not set forth specifically in such Section, Sellers will use commercially reasonable efforts to provide the specific location of such asset within ten (10) days after the date hereof. With respect to any such Purchased Inventory that includes raw material ingredients, the parties will use commercially reasonable efforts to preserve such ingredients and arrange for delivery of such ingredients to Buyer as promptly as practicable after the Closing, subject to the terms of the Transition Services Agreement.
1.02    Purchase Price.
(a)    The consideration to be paid by Buyer on the Closing Date for its purchase of the Purchased Assets from Sellers shall be (i) the Closing Cash Purchase Price and (ii) Buyer’s assumption of the Assumed Liabilities (collectively, the “Purchase Price”).

(b)    The “Closing Cash Purchase Price” shall mean an amount equal to $73,500,000.00. The Closing Cash Purchase Price shall be subject to the post-closing adjustment provisions of Section 1.03 and shall be allocated as described in Section 1.04.
1.03    Purchase Price Adjustment.
(a)    The parties acknowledge that immediately prior to the Closing Date, Sellers and Buyer have jointly conducted a physical inventory of all Purchased Inventory and have jointly prepared a statement of the quantity of each category of Purchased Inventory set forth in Section 1.01(a)(i) of the Disclosure Letter. For purposes of this Agreement, the term “Inventory Amount” shall mean the physical count of the Purchased Inventory, as agreed to by Sellers and Buyer and set forth in such statement. Such Inventory Amount shall be used in the calculation of the Closing Net Working Capital.
(b)    As promptly as practicable after the Closing Date (and no later than sixty (60) days thereafter), Buyer shall deliver to Sellers a statement (the “Closing Net Working Capital Statement”) reflecting the Net Working Capital of the Business as of the Closing Date immediately prior to the Closing (the “Closing Net Working Capital”) determined in accordance with generally accepted accounting principles on a basis consistent with the preparation of the statement of Net Working Capital set forth in Section 2.12(b) of the Disclosure Letter and without giving effect to the transactions contemplated hereby. If Sellers disagree with any of the information set forth in the Closing Net Working Capital Statement delivered by Buyer pursuant to this Section 1.03(b), Sellers may, within thirty (30) days after receipt of the Closing Net Working Capital Statement, deliver a written notice to Buyer (a “Statement Dispute Notice”) specifying in reasonable detail each item or amount (including such items or amounts on the Closing Net Working Capital Statement impacted thereby) that Sellers dispute (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions. If Sellers fail to deliver a Statement Dispute Notice within such thirty (30)-day period, Buyer’s calculation will be deemed the Closing Net Working Capital and shall be final, binding on the parties and conclusive. If a Statement Dispute Notice is duly delivered pursuant to this Section 1.03(b), Buyer and Sellers will, during the twenty (20) Business Days following such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items. If Buyer and Sellers are able to reach an agreement as to the resolution of such Disputed Items, Buyer and Sellers will promptly revise the Closing Net Working Capital Statement to reflect such agreement and such agreement will then be deemed the Closing Net Working Capital Statement. If the parties are unable to reach agreement with respect to any of the Disputed Items by the end of the Resolution Period, Sellers, on the one hand, and Buyer, on the other, shall each submit, within ten (10) Business Days of expiration of the Resolution Period, their respective determinations and calculations of any remaining unresolved Disputed Items in a written statement (each a “Final Calculation Statement”) to an independent accounting firm mutually agreed upon by Sellers and Buyer during such ten (10) Business Day period (the “Independent Accountant”). The Independent Accountant shall make a determination with respect to such Final Calculation Statements within thirty (30) days after such submissions are made, which determination shall be made in accordance with this Section 1.03. The Independent Accountant shall review only those Disputed Items and the amounts in dispute for each Disputed Item specifically set forth and objected to in the Final Calculation Statements, and will resolve each Disputed Item by adopting, in its entirety, a Final Calculation Statement submitted to it in accordance with this Section 1.03(b) with respect to each such Disputed Item. Such determination shall (absent fraud or manifest error) be final, binding on the parties and conclusive, and the Closing Net Working Capital Statement shall be deemed to be amended to reflect such changes determined by the Independent Accountant, including the Closing Net Working Capital. Sellers, on the one hand, and Buyer, on the other, shall each pay one-half of all the costs incurred by the parties in connection with their engagement of the Independent Accountant for the purposes contemplated by this Section 1.03(b).

(c)    If the Closing Net Working Capital, as finally determined pursuant to Section 1.03(a), is greater than the Target Net Working Capital Amount, then Buyer shall, within five (5) Business Days after such final determination, pay to Sellers as a post-closing adjustment to the Purchase Price, by wire transfer of immediately available funds in accordance with written instructions given by Sellers to Buyer, an amount equal to the lesser of (i) the amount by which the Closing Net Working Capital Amount exceeds the Target Net Working Capital or (ii) $7,500,000. If the Closing Net Working Capital, as finally determined pursuant to Section 1.03(a), is less than the Target Net Working Capital, then Sellers shall, within five (5) Business Days after such final determination, pay to Buyer as a post-closing adjustment to the Purchase Price, by wire transfer of immediately available funds in accordance with written instructions given by Buyer to Sellers, an amount equal to the lesser of (i) the amount by which the Target Net Working Capital exceeds the Closing Net Working Capital or (ii) $15,000,000.
1.04    Purchase Price Allocation. The Purchase Price (plus any liabilities, to the extent properly taken into account as purchase price for income tax purposes) shall be allocated between the Purchased Assets sold by Landec and the Purchased Assets sold by Curation, and the amount of the Purchase Price so allocated to each Seller shall be further allocated among the Purchased Assets sold by such Seller and the covenant not to compete contained in Section 4.08 of this Agreement in accordance with the allocation principles provided in Section 1.04 of the Disclosure Letter, which the parties agree is consistent with Section 1060 of the Code and the Treasury Regulations thereunder. Within ninety (90) days following the Closing, Buyer shall prepare an initial allocation in such a manner and provide such allocation to Landec, and such allocation shall be subject to review and comment by Landec. The parties shall work together in good faith to resolve any differences and agree on a final allocation (the “Final Allocation”), provided that regardless of whether the parties are able to agree on the Final Allocation, the allocation proposed by Buyer shall be used for purposes of this Agreement (including in computing Transfer Taxes payable pursuant to Section 4.02(c)) so long as such allocation is consistent with Section 1.04 of the Disclosure Letter. Any dispute as to whether an allocation is consistent with Section 1.04 of the Disclosure Letter shall be resolved promptly by an Independent Accountant (selected pursuant to the process set forth in Section 1.03(b)), the costs of which shall be split equally by Buyer, on the one hand, and Sellers, on the other hand. The determination made by such Independent Accountant shall be final and binding on the parties. Buyer and Sellers shall (and shall cause their Affiliates to) file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Final Allocation. Neither Buyer nor any Seller shall take any Tax position with respect to the Purchased Assets inconsistent with the Final Allocation, and neither Buyer nor any Seller shall (and shall cause their Affiliates not to) agree to any proposed adjustment to the Final Allocation by any tax authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or any Seller (or their respective Affiliates) from settling any proposed deficiency or adjustment by any tax authority based upon or arising out of the Final Allocation, and neither Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any tax authority challenging such Final Allocation. In the event of a Purchase Price adjustment pursuant to Section 5.08(c), the Final Allocation will be revised to reflect such Purchase Price adjustment, consistent with Section 1.04 of the Disclosure Letter.

1.05    Closing. On and subject to the terms and conditions contained herein, the closing of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement (the “Closing”) shall take place at 1:05 p.m. Pacific Time (or such other time thereafter as the parties may mutually designate) on the date hereof (the “Closing Date”) by way of electronic exchange of copies of documents required to be delivered by Section 1.06 on the Closing Date. The Closing shall be deemed to occur at 12:01 a.m., Pacific Time, on the Closing Date.
1.06    Closing Deliveries. At the Closing:
(a)     At least two Business Days prior to the Closing Date, Sellers shall provide to Buyer wire transfer instructions for the account or accounts of Sellers or Sellers’ designees to which Buyer is to transfer the Purchase Price. Buyer shall deliver to Sellers by wire transfer of immediately available funds to the account or accounts which Sellers specify to Buyer, the Closing Cash Purchase Price.
(b)    Sellers, and Buyer if a signatory thereto, shall execute and deliver:
(i)    the Assignment and Assumption Agreement,
(ii)    the Bill of Sale,
(iii)    the Assignment of Intellectual Property,
(iv)    the Deeds (which shall be notarized and in form suitable for recordation) and such other special warranty deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets and to evidence Buyer’s assumption of the Assumed Liabilities,
(v)    the Transition Services Agreement, and
(vi)    the Assignments of Leases.
(c)    Sellers shall deliver or cause to be delivered to Buyer for each Owned Real Property, to the extent in the possession of Sellers, a survey depicting such Owned Real Property as currently improved prepared by a surveyor registered or licensed in the state in which such real property is located in accordance with the Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys applicable as of the date of such survey.
(d)    Sellers shall deliver evidence reasonably satisfactory to Buyer of the release of all Liens on the Purchased Assets other than Permitted Liens effective prior to or as of the Closing, subject to the receipt of the Closing Cash Purchase Price.

(e)    The parties shall have received (i) consents to the assignment of each of the Contracts listed on Section 1.06(e)(i) of the Disclosure Letter and (ii) the consents to the transactions contemplated hereby pursuant to the Contracts listed on Section 1.06(e)(ii) of the Disclosure Letter.
(f)    A national title insurance company (the “Title Company”) shall have irrevocably committed to issue an extended coverage ALTA title policy in the name of Buyer for the allocated purchase price for the Owned Real Property and Sellers shall have executed and delivered to the Title Company any customary owner’s affidavits, no-change survey affidavits or related documents as reasonably required by the Title Company in connection therewith.
(g)    Each Seller shall deliver to Buyer a fully completed and executed IRS Form W-9, confirming that each Seller is a U.S. person and payments made hereunder are not subject to backup withholding.
(h)    Each Seller that is transferring to Buyer any real property located in California shall deliver to Buyer a California Form 593, Real Estate Withholding Statement, confirming that such transfers are exempt from withholding.
(i)    Buyer shall deliver to Sellers (i) a California Partial Exemption Certificate for Manufacturing, Research and Development Equipment with respect to the Purchased Equipment’s manufacturing and processing equipment, (ii) a California sales tax resale certificate with respect to the Purchased Inventory, (iii) an Ohio Sales and Use Tax Unit Exemption Certificate with respect to the Purchased Equipment’s manufacturing and processing equipment, and (iv) an Ohio sales tax resale certificate with respect to the Purchased Inventory.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the applicable section or subsection of the disclosure letter delivered to Buyer by Sellers concurrently with the execution of this Agreement (the “Disclosure Letter”) (or as set forth in another section or subsection of the Disclosure Letter where the relevance of such information to the applicable section or subsection is reasonably apparent on its face), each Seller represents and warrants to Buyer as follows in this Article II. The representations and warranties set forth in this Article II are given by Sellers at and as of the Closing (except to the extent such representations and warranties address matters as of a particular date or particular dates, in which case, such representations and warranties are given only as of such particular dates(s)).
2.01    Organization and Corporate Power. Each Seller is a corporation, validly existing and in good standing under the Laws of Delaware. Each Seller is qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. Each Seller has all requisite corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement.
2.02    Due Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by each Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of each Seller, and each other Transaction Document will be, as of the Closing, duly executed and delivered by each Seller and will, when duly executed and delivered by each of the parties thereto, constitute a valid and binding obligation of each Seller, in each case enforceable against such Seller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
2.03    Required Filings and Consents. No permit, consent, approval, or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery, or performance of this Agreement by any Seller, except for (i) such filings and notifications as may be required under applicable antitrust Laws and (ii) those permits, consents, approvals, authorizations, declarations, and filings the failure of which to be obtained or made would not be material to the Business.
2.04    Non-Contravention. Except for those matters which would not be material to the Business or the Purchased Assets, taken as a whole, neither the execution nor the delivery of this Agreement by each Seller, nor the performance of such Seller’s obligations hereunder, will:
(a)    violate or breach any provision of any Law or Order to which such Seller is subject or by which such Seller is bound, or any provision of the Organizational Documents of such Seller; or
(b)    conflict with, result in a violation or breach of, constitute a default under, result in the acceleration, termination, amendment, modification or cancellation of, create in any party the right to accelerate, terminate, amend, modify, or cancel, or require any consent or notice under, require any payment under or otherwise adversely affect any rights of any Seller under any Purchased Contract, or result in the creation of any Lien, other than Permitted Liens, on any of the Purchased Assets or pursuant to any Purchased Contract or any other Contract to which any Seller is a party or is bound and any Purchased Assets may be bound or affected.
2.05    Title to Purchased Assets; Sufficiency of Assets.
(a)    Except as set forth on Section 2.05 of the Disclosure Letter, each Seller has good and valid title to, all of the Purchased Assets free and clear of all Liens, except for Permitted Liens. The delivery to Buyer of the Bill of Sale and the Assignment and Assumption Agreement and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Transaction Documents will transfer to Buyer good and valid title to all of the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Notwithstanding the foregoing, this Section 2.05 does not address and will not be construed as a representation or warranty regarding any Business Intellectual Property or any other Intellectual Property matters, which are addressed solely in Section 2.10.
(b)    Other than the Excluded Contracts and any other Excluded Assets described in Sections 1.01(b)(i)-(xix) (and impacts thereon upon the operation of the Business), the Purchased Assets, together with any Contingent Assets, constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as conducted by Sellers.

2.06    Absence of Changes. Since May 30, 2021, except as contemplated in this Agreement or due to COVID-19 or any COVID-19 Measure (and the Sellers’ responses thereto, and the resulting impacts therefrom), (a) Sellers have conducted the Business in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect, (c) none of the Purchased Assets have suffered any material loss, damage, destruction or other casualty affecting any material properties or assets of the Business, whether or not covered by insurance, and (d) except as set forth in Section 2.06 of the Disclosure Letter, or as may relate solely to any Excluded Assets or Excluded Liabilities, no Seller has:
(i)    made any material change in the conduct of the Business, except for changes in the ordinary course consistent in all material respects with past practice;
(ii)    amended, renewed or extended in a material manner or terminated any of the Contracts listed in Section 1.01(a)(vii) of the Disclosure Letter, other than in the ordinary course of business or as have been provided to Buyer;
(iii)    (A) entered into any Contract with any customer relating to the Business other than in the ordinary course of business consistent with past practice; (B) entered into any additional Contract with any grower relating to the Business that is outside the ordinary course of business consistent with past practice; or (C) entered into any other Contract relating to the Business that is outside the ordinary course of business consistent with past practice, unless, in each case of clauses (A) through (C), such Contract would not materially and adversely affect the Purchased Assets or the Business as conducted by Buyer after the Closing or adversely affect the Assumed Liabilities;
(iv)    sold, leased, subleased, mortgaged, pledged, or otherwise encumbered or disposed of any of its material assets primarily related to the Business other than in the ordinary course of business;
(v)    changed any financial accounting method used by it relating to the Business, unless required by GAAP, applicable Law, or recommended by independent auditors; or
(vi)    agreed to take any of the foregoing actions.
2.07    Litigation. Except as set forth on Section 2.07 of the Disclosure Letter, there are no, and during the last three (3) years there have not been any, material Actions relating to the Business or the Purchased Assets pending or, to the Knowledge of Sellers, threatened in writing by or against any Seller.
2.08    Compliance with Laws.
(a)    Except with respect to Intellectual Property and Taxes (which are the subjects of Section 2.10 and Section 2.11, respectively), (i) each Seller is and has been in compliance in all material respects with all Laws applicable to the ownership or operation of the Business and the ownership or use of the Purchased Assets and (ii) to the Knowledge of Sellers, neither Seller has received during the past three (3) years any notice, order, complaint or other communication from any Governmental Entity or any other Person, with respect to the Business or any of the Purchased Assets, that such Seller is not in compliance in all material respects with any such applicable Laws described in the foregoing clause (i).

(b)    Set forth on Section 2.08(b) of the Disclosure Letter is a true and correct list of all material Permits that are required by any Seller to conduct the Business (other than solely with respect to any Excluded Asset or Excluded Liability), and each such Permit has been issued in favor of the Seller required to have such Permit. All such Permits are in full force and effect, and the Business is currently being operated in compliance, in all material respects, with the terms of each such Permit. Such Seller has neither taken any action, nor failed to take any action, that would reasonably be expected to result in or enable, with or without notice or lapse of time or both, the revocation or termination of any of such Permits or the imposition of any restrictions thereon. To the Knowledge of Sellers, there is no threatened suspension, revocation, or invalidation of any such Permits.
2.09    Material Contracts.
(a)    Section 2.09(a) of the Disclosure Letter sets forth each of the following Purchased Contracts to which a Seller is a party with respect to the Business (the “Material Contracts”) that are:
(i)    Contracts that involve a future or potential liability or receivable, as the case may be, in excess of $500,000 over the current Contract term;
(ii)    Contracts relating to the incurrence of Indebtedness;
(iii)    Contracts for the lease of any personal property exclusively used in the Business;
(iv)    Contracts with any Governmental Entity; and
(v)    any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope or (B) containing any non-competition covenants or other similar restrictions.
(b)    (i) In all material respects, each Purchased Contract is valid and binding on each applicable Seller, and, to the Knowledge of Sellers, each other party thereto, in each case in accordance with its terms, and is in full force and effect, (ii) no Seller is in material breach of or in material default under, and, no Seller has received any written notice of termination or within the previous six (6) months, any written notice of any intention to terminate, any Purchased Contract, and (iii) to the Knowledge of Sellers, as of the date of this Agreement, no counterparty of any Purchased Contract is in material breach of or in material default under any such Purchased Contract.
(c)    Sellers have delivered (or made available in the Datasite virtual data room established by Sellers for the transactions contemplated by this Agreement) to Buyer true and complete copies of all Purchased Contracts, including any operative amendments, modifications or terminations thereof.

(d)    To the Knowledge of Sellers, there are no Contracts that are material to the Business or the Purchased Assets that are not set forth in Section 1.01(a)(vii) of the Disclosure Letter or in Section 1.01(d)(xi) of the Disclosure Letter.
(e)    None of the Purchased Equipment is subject to any equipment lease or other personal property lease.
2.10    Intellectual Property.
(a)    Section 2.10(a) of the Disclosure Letter sets forth a true and complete list of all issued, registered or applied-for Intellectual Property owned or purported to be owned by a Seller included in the Business Intellectual Property (collectively, “Registered Business IP”). All Registered Business IP that has been issued or is registered is valid, subsisting and, to the Knowledge of Sellers, enforceable. No Business Intellectual Property owned or purported to be owned by a Seller has been cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting or reflecting the rights of either Seller or the Business thereto.
(b)    A Seller exclusively owns, or otherwise has the right to use, all Business Intellectual Property, free and clear of all Liens other than Permitted Liens. The execution, delivery and performance of this Agreement, and the transfer of the Business Intellectual Property contemplated hereby, will not affect Buyer’s ownership rights in or rights to use, or otherwise result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any Person in respect of, such Business Intellectual Property immediately after the Closing in any manner.
(c)     The operation of the Business as presently conducted and as presently contemplated to be conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property rights of any Person. No Action (including in the form of an offer or invitation to obtain a license) is pending or, to the Knowledge of Sellers, threatened, and Sellers have not received written notice, alleging that any Seller infringes upon, misappropriates or violates the rights of any other Person under any Intellectual Property.
(d)    To the Knowledge of Sellers, no Person is infringing upon, misappropriating or violating any Business Intellectual Property.
(e)    Sellers have taken reasonable measures to protect the secrecy, confidentiality and value of all trade secrets used in the operation of the Business (collectively, “Business Trade Secrets”), including entering into appropriate confidentiality agreements with all officers, directors, employees, and other Persons with access to the Business Trade Secrets. To the Knowledge of Sellers, none of the Business Trade Secrets has been disclosed or authorized to be disclosed to any Person other than pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Sellers in and to such matters.

(f)    All Intellectual Property developed by or for the Business was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of either Seller acting within the scope of their employment, or independent contractors of either Seller pursuant to agreements containing an assignment of Intellectual Property to such Seller.
(g)    Other than the Business Intellectual Property, there is no material Intellectual Property used or held for use in the Business, other than the Intellectual Property of Sellers relating to Sellers’ BreatheWay products and technology.
2.11    Taxes.
(a)    Except as set forth on Section 2.11(a) of the Disclosure Letter, (i) all material Tax Returns with respect to the Purchased Assets and the Business that are required to be filed by each Seller have been timely filed (taking into account any extensions of time for such filings that have been properly requested by such Seller); (ii) all such Tax Returns are complete and accurate in material respects; (iii) all material Taxes with respect to the Purchased Assets and the Business due and payable by Sellers have been paid; (iv) each Seller has timely withheld and timely paid all material Taxes required to be withheld by it with respect to the Purchased Assets and the Business, (v) no material Tax Return with respect to the Purchased Assets and the Business of a Seller is under audit or examination by any Governmental Entity, and no written notice of such an audit or examination has been received by a Seller or its Affiliates; (vi) each material deficiency resulting from any audit or examination by any Governmental Entity relating to Taxes pertaining to the Business has been timely paid and no issue was raised with respect thereto that could be expected to be raised in a Post-Closing Tax Period; (vii) neither Seller has given, nor is there a pending request to give, a waiver or extension (and no waiver or extension given by any other Person) of any statute of limitations relating to any Taxes of or pertaining to Business or the Purchased Assets that remains in effect, and (viii) no claim has been made by any Governmental Entity in a jurisdiction where a Seller does not pay a particular Tax or file a particular Tax Return with respect to the Business or the Purchased Assets that such Tax is or may be imposed, or such Tax Return may be required to be filed, with respect to the Business or the Purchased Assets, nor has any Governmental Entity threatened in writing to make such an assertion.
(b)    No Tax allocation, Tax sharing or Tax indemnity or similar agreement or arrangement (excluding customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes) is currently in effect with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate or restrict Buyer.
(c)    There are no material Liens for Taxes upon any of the Purchased Assets except for Permitted Liens. There is no material delinquent Tax of Sellers or their Affiliates for which Buyer could become liable (or which could result in a lien on the Purchased Assets) by reason of the acquisition of the Purchased Assets or assumption of the Assumed Liabilities.
2.12    Financial Information.
(a)    Statements setting forth the sales of the Business for the three fiscal years ended May 30, 2021 and the fiscal quarter ended August 29, 2021 (the “Financial Information”) are attached as Section 2.12(a) of the Disclosure Letter. Such Financial Information (i) is correct and complete in all material respects and has been prepared in accordance with the books and records of Sellers pertaining to the Business and (ii) fairly presents, in all material respects, the sales of the Business for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the interim period financial information, to normal and recurring year-end adjustments.

(b)    Section 2.12(b) of the Disclosure Letter sets forth a statement of the Net Working Capital of the Business as of the end of each month in the seven (7) months ended October 24, 2021. The individual line items in such statement of the Net Working Capital have been prepared by Sellers in accordance GAAP applied on a consistent basis and reflects only current assets that would have been included in the Purchased Assets under the terms of this Agreement if the Closing had taken place on the date of such statement and current liabilities that would have been included in the Assumed Liabilities under the terms of this Agreement if the Closing had taken place on the date of such statement.
2.13    Food Safety Issues. Section 2.13 of the Disclosure Letter describes, to the Knowledge of Sellers, any material contamination issues or other material food safety issues relating to any item of the Purchased Equipment or any of the Leased Real Property or Owned Real Property in the last three (3) years.
2.14    Employee Benefit Plans. Section 2.14 of the Disclosure Letter sets forth each Employee Benefit Plan. Neither Seller sponsors, maintains, administers, contributes to or has any liability with respect to (i) any Employee Benefit Plan subject to Title IV of ERISA or otherwise as a consequence of within the last six years being considered a single employer under Section 414 of the Code with any other Person (an “ERISA Affiliate”), (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan subject to the minimum funding standards of Sections 412, 430, or 436 of the Code or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Except as set forth on Section 2.14 of the Disclosure Letter, the transactions contemplated by this Agreement will not cause the acceleration of, vesting in or payment or forfeiture of, any compensation or benefits for any current or former employee, consultant or individual service provider of the Business. Each Employee Benefit Plan has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with the applicable requirements of applicable Law, including ERISA and the Code. Sellers do not have any current or potential obligation to provide post-employment health, life or other welfare benefits to current or former employees of the Business, other than as required under Section 4980B of the Code or any similar applicable Law and there does not exist any pending or threatened claims (other than routine undisputed claims for benefits) or investigations, audits, litigation or disputes relating to any current or former employees of the Business.
2.15    Labor. Section 2.15 of the Disclosure Letter lists all employees of Sellers providing services for the Business as of the date hereof (each, a “Business Employee”), including each such employee’s (A) job title, (B) visa or work permit status, (C) annual salary or hourly or weekly rate, as applicable, (D) state in which such employee is located, (E) whether “exempt” or “non-exempt” under the Fair Labor Standard Act and (F) whether on leave (and, if so, the nature of such leave and expected return date). With respect to the Business: (i) neither Seller is a party to or bound by any Contract with any labor union and (ii) to the Knowledge of Sellers, there are, and within the past three (3) years there have been, no union organizing or decertification activities pending or threatened. There are no pending, or to the Knowledge of Sellers, threatened strikes, work stoppages, lockouts or other material labor disputes involving employees of the Business, nor have there been any such disputes in the past three (3) years. Sellers have paid all wages, salaries, bonuses, and commissions that have become due and payable to each employee of the Business, pursuant to applicable Law, Contract or employment policy for services rendered through the date of this Agreement. Sellers: (i) are in compliance with, and have complied during the past three (3) years, in all material respects with all applicable Laws relating to labor, employment and employment practices, including terms and conditions of employment, immigration, classification of any independent contractors, collective bargaining, workplace health and safety, wages and hours, (including, without limitation, the federal Fair Labor Standards Act and all applicable state and local Laws relating to wages or hours), employee benefits, affirmative action, employment discrimination, and employee training, in each case with respect to employees of the Business, and (ii) are not, and have not during the past three (3) years, engaged in any “unfair labor practice” (as that term is used in the National Labor Relations Act) with respect to any employees of the Business. Sellers have not experienced during the past three (3) years any material employment claim, suit, charge, or administrative investigation or proceeding; strike or material grievance; claim of unfair labor practices; or collective bargaining dispute, in each case with respect to employees of the Business, and none of the foregoing are pending or, to the Knowledge of Sellers, threatened. With respect to the Business, Sellers do not have any outstanding material liability under the WARN Act concerning employee layoffs implemented in the last three (3) years. No employee layoff, facility closure or reduction in force is currently planned or announced by Sellers, in each case with respect to employees of the Business. Except as set forth on Section 2.15 of the Disclosure Letter, no employee of Sellers who worked in the Business has been terminated (other than for cause) within the ninety (90)-day period immediately preceding the Closing Date. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement require consent by, notification to, or consultation with any labor union, works council or similar employee representative body. Sellers have not granted any loans, advances or asset distributions in the ordinary course to any Business Employee, or any member of their families. With respect to the Business, Sellers have maintained workers’ compensation coverage as required under applicable Laws through purchase of insurance and not self-insurance. There are no ongoing or, to the Knowledge of Sellers, threatened proceedings in relation to the Business Employees relating to discrimination on the basis of race, color, religion, sex, national origin, age or handicap. No Business Employee has been promised in writing or to the Knowledge of Sellers, verbally, an increase in base salary, at a date in the future. No Business Employee is employed by any Affiliate of Sellers. Since January 1, 2020, as related to COVID-19, Sellers have not (i) implemented workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules or (ii) experienced any material employment-related liability, other than as set forth on Section 2.15 of the Disclosure Letter. Sellers are, and have at all times since January 1, 2020 been, in material compliance with all COVID-19 requirements applicable to any location in which the Business operates.
2.16    Transactions with Affiliates. Except as set forth on Section 2.16 of the Disclosure Letter, no director, manager or officer of any Seller or its Affiliate has an ownership interest (whether direct or indirect) in any business, corporate or otherwise, which has or had any business arrangement or relationship of any kind with the Business, under which it has received or earned, payments from, or made payments to, Sellers in excess of $120,000 since December 31, 2020. All transactions required to be listed in Section 2.16 of the Disclosure Letter have been recorded in the Books and Records of Sellers at their full value, as if they were rendered in arm’s-length transactions. None of the Purchased Contracts is with any other Seller, any Affiliate of any Seller, any director, manager or officer of any Seller or any such Affiliate, or any immediate family member of any such person.

2.17    Relationships with Customers and Growers/Harvesters. Except as set forth on Section 2.17 of the Disclosure Letter, to the Knowledge of Sellers, as of the date hereof, none of the twenty largest customers or growers/harvesters of the Business (as measured by gross revenues and gross expenditures, respectively, of Landec and its Subsidiaries on a consolidated basis for the fiscal quarter ended August 29, 2021) has cancelled or otherwise terminated, or provided notice of its intent, or threatened in writing, to terminate its relationship with the Business or, since December 31, 2020, decreased or limited in any material respect, or provided notice of its intent, or threatened in writing, to decrease or limit in any material respect, its purchases from or sales to the Business.
2.18    Brokers’ Fees. Except for any fees or commissions to William Blair & Company, no Seller has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document.
2.19    Inventory. As of the Closing Date, all Purchased Inventory shall be generally of a quality and quantity usable and/or saleable at current market prices in the ordinary course of business.
2.20    Accounts Receivable. As of the Closing, all Purchased Receivables are bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. As of the Closing, to the Knowledge of Sellers, (a) all Purchased Receivables are current and will be collectible in full, net of reserves for doubtful accounts reflected in the Closing Net Working Capital, as finally determined pursuant to Section 1.03(b), (b) subject to such reserves, each Purchased Receivable will be collectible in full, without any set-off, within 90 days after the day on which it first became due and payable, (c) there is no contest, claim or right of set-off, other than returns in the ordinary course of business consistent in nature and amount with past practice, under any Contract with any obligor of any Purchased Receivable related to the amount or validity of such Purchased Receivable, and (d) no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.
2.21    Real Property.
(a)    Section 1.01(a)(v) of the Disclosure Letter sets forth a true and complete list of all Owned Real Property, and Section 1.01(a)(vi) of the Disclosure Letter sets forth a true and complete list of all (a) all Leased Real Property and (b) all Contracts pertaining to the lease of the Leased Real Property together with any amendments or modifications thereto (such Contracts, the “Real Property Leases”). Sellers have delivered (or made available in the Datasite virtual data room established by Sellers for the transactions contemplated by this Agreement) to Buyer true, correct and complete copies of each Real Property Lease as held by Sellers, together with any guaranties given by Sellers or its affiliates in connection therewith. Curation has (i) good and insurable title in fee simple to all Owned Real Property and (ii) good and valid leasehold interests in all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. Other than this Agreement, there are no agreements to sell or assign the Owned Real Property or the Leased Real Property or rights or options to purchase the Owned Real Property or the Leased Real Property. No parcel of Owned Real Property or, to the Knowledge of Sellers, Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of Sellers, has any such condemnation, expropriation or taking been proposed. All Real Property Leases are in full force and effect, and there exists no material default under any such lease by Sellers or, to the Knowledge of Sellers, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by Sellers or, to the Knowledge of Sellers, any other party thereto. All Real Property Leases shall remain valid and binding in accordance with their terms following the Closing, or, if the same are assigned to Buyer under this Agreement, following their assignment to Buyer at the Closing. The transactions contemplated by this Agreement do not require the consent of any other party to any of the Real Property Leases (except for those Real Property Leases for which consents have been obtained) and will not result in a breach of or default under any Real Property Lease, and will not otherwise cause any Real Property Lease to cease to be in full force and effect on identical terms following the Closing. Sellers have not leased, subleased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property or the Leased Real Property or any portion thereof.
(b)    To the Knowledge of Sellers, there are no contractual or legal restrictions that preclude or, other than Permitted Liens, restrict the ability to use any Owned Real Property or Leased Real Property by Sellers for the current or contemplated use of such real property. To the Knowledge of Sellers, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and, to the Knowledge of Sellers, are in good operating condition and repair for the requirements of the Business as currently conducted. The Owned Real Property and the Leased Real Property comprise all real property interests used in the conduct of the Business as now conducted. There is no material litigation, arbitration, investigation or administrative proceeding pending or, to the Knowledge of Sellers, threatened in writing against Sellers with respect to the Owned Real Property or the Leased Real Property. Sellers have not received any written notice from any Governmental Entity of an outstanding material violation of any applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended (collectively, the “Real Property Laws”), or any insurance requirements affecting the Owned Real Property or the Leased Real Property, and the current use and occupancy of the Owned Real Property and the Leased Real Property and operation of the Business as currently conducted do not violate in any material respect any Real Property Laws. Sellers are not currently contesting any real estate tax valuation or assessments for the Owned Real Property. No portion of the Owned Real Property or the Leased Real Property or improvements thereon has suffered any damage by fire or other casualty which has not heretofore been substantially repaired and restored. There are no on-going capital improvements, construction or other alterations at the Owned Real Property or the Leased Real Property.

2.22    Environmental Matters.
(a)    Sellers are now and have been in material compliance with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Neither Sellers nor any of their respective executive officers has received, nor to the Knowledge of Sellers is there any basis for, any notice or claim from a Governmental Entity or other Person alleging that either Seller has any material liability under any Environmental Law or is not in material compliance with any Environmental Law.
(b)    No Hazardous Substances are or have been present (except in material compliance with Environmental Laws), and there is and has been no material Release or threatened Release of Hazardous Substances or any investigation, clean-up, remediation or corrective action of any kind relating thereto, (i) on any properties (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, indoor or outdoor air and groundwaters thereof) currently or formerly owned, leased or operated by or for the Business or Sellers in connection with the Business or any predecessor company, (ii) at any location to which the Business has sent any Hazardous Substances or waste for storage, handling, disposal or treatment, or (iii) at any other location with respect to which Sellers or the Business may be liable under Environmental Law, except as has been fully remediated and addressed in accordance with Environmental Laws to the satisfaction of any Governmental Entity with jurisdiction. No underground improvement, including any treatment or storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence that is not in material compliance with applicable Environmental Law. Neither Seller is actually, contingently, potentially or allegedly liable for any material Release of, threatened Release of or material contamination by Hazardous Substances in connection with the Business or the Purchased Assets under any Environmental Law. There is no pending or, to the Knowledge of Sellers, threatened investigation by any Governmental Entity or any other Person, nor any pending or, to the Knowledge of Sellers, threatened Action with respect to the Business or either Seller in connection with the Business relating to Hazardous Substances or otherwise under any Environmental Law.
(c)    Sellers hold all Environmental Permits required in connection with the operation of the Business or the ownership and/or operation of the Owned Real Property and Leased Real Property, and are now and have been in compliance therewith. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Entity or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.
(d)    Sellers have provided to Buyer all permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental investigation reports in its possession, or to which it has reasonable access, addressing the Business or any location of the Owned Real Property or Leased Real Property.
(e)    For purposes of this Agreement:
(i)“Environmental Laws” means any Laws of any Governmental Entity relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)“Environmental Permits” means all Permits required under any Environmental Law.
(iii)“Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Entity pursuant to any Environmental Law.
(iv)“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration into or through the environment.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as follows:
3.01    Organization and Corporate Power. Buyer is a corporation validly existing and in good standing under the Laws of the State of California, and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Buyer Material Adverse Effect. Buyer has all requisite corporate power and authority necessary to execute, deliver, and perform its obligations under, this Agreement.
3.02    Due Execution and Delivery; Valid and Binding Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding obligation of Buyer, and each other Transaction Document will be, as of the Closing, duly executed and delivered by Buyer and will, when duly executed and delivered by each of the parties thereto, constitute a valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).
3.03    Required Filings and Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity is required in connection with any of the execution, delivery, or performance of this Agreement by Buyer, except for (a) such filings and notifications as may be required under applicable antitrust Laws and (b) those permits, consents, approvals, authorizations, declarations and filings the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.

3.04    Non-Contravention. Except for those matters which would not have a Buyer Material Adverse Effect, neither the execution and the delivery of this Agreement by Buyer, nor the performance of its obligations hereunder by Buyer, will:
(a)    violate any Law or Order to which Buyer is subject or by which Buyer is bound, or any provision of the Organizational Documents of Buyer; or
(b)    conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, modify, or cancel, or require any consent or notice under, any material Contract to which Buyer is a party or by which any of its assets are bound.
3.05    Litigation. There are no Actions pending or, to the actual knowledge of Buyer, threatened against Buyer by or before any Governmental Entity, which if determined adversely to Buyer would have a Buyer Material Adverse Effect.
3.06    Sufficient Funds. Buyer has, and will on the Closing Date have, unrestricted cash on hand or available under its credit arrangements sufficient to pay all amounts required to be paid by Buyer at the Closing pursuant to the terms of Article I, and all of its and its representatives fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
3.07    Knowledge of Misrepresentations; Condition of the Business. Buyer and its representatives and agents have made all inspections and investigations of the Business and the Purchased Assets deemed necessary by Buyer. Buyer is purchasing, acquiring or licensing, as the case may be, the Purchased Assets and assuming the Assumed Liabilities based on the results of its inspections and investigations and on the representations and warranties of Sellers set forth in this Agreement and in the other Transaction Documents. In light of these inspections and investigations and the representations and warranties made to Buyer by Sellers in Article II hereof, Buyer is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article II hereof, the Transaction Documents and the certificates and other documents delivered pursuant hereto and thereto, except for claims based on Fraud. Except for such claims, any claims Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Sellers set forth in Article II hereof and the other Transaction Documents. Buyer acknowledges and agrees that, upon Closing, Sellers shall sell and convey to Buyer and Buyer shall accept the Purchased Assets “as is, where is, with all faults,” except to the extent expressly provided otherwise in this Agreement and the other Transaction Documents. All warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the uniform commercial code (or similar foreign Laws), are hereby waived by Buyer. Except for claims based on Fraud, none of any Seller, any of its Affiliates nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives, or Buyer’s use of, any information regarding any Seller, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement, the other Transaction Agreements or the certificates or other documents delivered pursuant hereto or thereto, including any confidential materials provided on behalf of Sellers relating to the Business or any other document or information provided to Buyer or its representatives in connection with the sale of the Business.

3.08    Brokers’ Fees. Buyer does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.
ARTICLE IV
OTHER COVENANTS AND AGREEMENTS
4.01    Information and Documents; Access.
(a)    The terms of that certain Confidentiality Agreement, dated July 1, 2021 by and between Buyer and Sellers (the “Confidentiality Agreement”), are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer under this Section 4.01(a) shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)    For a period of seven years after the Closing Date, (i) Buyer shall use commercially reasonable efforts to preserve and retain all Purchased Books and Records, (ii) Sellers shall use commercially reasonable efforts to preserve and retain all other Books and Records pertaining to the Purchased Assets or the Business, and (iii) each Seller may retain a copy of all Purchased Books and Records relating to Sellers. After the Closing Date, Buyer shall permit each Seller to have reasonable access to, and to inspect and copy, all such Purchased Books and Records, and Sellers shall permit Buyer to have reasonable access to, and to inspect and copy, all such other Books and Records pertaining to the Purchased Assets or the Business, including in the case of either Buyer or Sellers such access to financial records and other information in their possession as of the Closing Date related to Sellers’ conduct of the Business and such cooperation and assistance in each case as shall be reasonably required to enable the other parties to complete their legal, regulatory, stock exchange and financial reporting requirements and for any other reasonable business purpose, including in respect of litigation and insurance matters. Each party shall have the right, upon reasonable advance written notice, to meet with officers and employees of the other parties on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information and to call such officers and employees as witnesses. Buyer further agrees to cooperate with the SEC and DOJ investigations relating to the Sellers, including by providing reasonable access to documents included in the Purchased Books and Records then in Buyer’s possession and to the employees of Buyer formerly employed by Sellers.
(c)    After the Closing, (i) Sellers shall not, and Sellers shall cause their respective Affiliates and the respective representatives of Sellers and their Affiliates not to, (A) use for their own benefit in a manner that adversely affects the Business or the Purchased Assets (excluding, for the avoidance of doubt, Sellers’ commercial activities in the ordinary course of business other than with respect to the Business) or (B) divulge or convey to any third party, any Buyer Confidential Information (as defined below), and (ii) Buyer shall not, and Buyer shall cause its Affiliates and the representatives of Buyer and its Affiliates not to, (A) use for their own benefit in a manner that adversely affects Sellers (excluding, for the avoidance of doubt, Buyer’s commercial activities with respect to the Business in the ordinary course of business) or (B) divulge or convey to any third party, any Seller Confidential Information (together with the Buyer Confidential Information, “Confidential Information”); provided, however, that each party and its respective Affiliates may furnish such portion (and only such portion) of the Confidential Information as such party or Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Entity or it is required to disclose any Confidential Information under the rules of any stock exchange on which such party or its parent company lists securities; (ii) to the extent not inconsistent with such request, it notifies the other party of the existence, terms and circumstances surrounding such request and consults with such other party on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such party or Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Buyer Confidential Information” means (x) only that portion of the Books and Records and other information and data in the possession or control of any of Sellers or their Affiliates solely to the extent related to the Purchased Assets or the Business (including customer and supplier lists, pricing information and the terms of any of the Purchased Contracts to be assigned to Buyer hereunder), and (y) all Purchased Books and Records and other information and data included in the Purchased Assets (including any confidential Business Intellectual Property), but excluding, in each case, any Books and Records, data and information that is or becomes generally available to the public other than as a result of a disclosure by such Seller or its Affiliates or representatives in violation of this Section 4.01(c). Notwithstanding the foregoing, Sellers may use, divulge or convey any Buyer Confidential Information to the extent necessary to respond to, defend against, or otherwise address any claim relating to any of the Excluded Assets or Excluded Liabilities or any indemnification claim pursuant to this Agreement, provided that Sellers exercise commercially reasonable efforts to protect the confidentiality thereof and to obtain an order or other reliable assurance that any such Buyer Confidential Information disclosed to any third party shall be accorded confidential treatment. “Seller Confidential Information” means all Books and Records and other information and data regarding Sellers or their Affiliates that is obtained by Buyer or its Affiliates and is subject to the Confidentiality Agreement as of the date hereof in connection with the transactions contemplated hereby solely to the extent not related to the Purchased Assets or the Business, but excluding, in each case, the Purchased Books and Records and any Books and Records, data and information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or representatives in violation of this Section 4.01(c). Notwithstanding the foregoing, Buyer may use, divulge or convey any Seller Confidential Information to the extent necessary to respond to, defend against, or otherwise address any claim relating to any of the Purchased Assets or Assumed Liabilities or any indemnification claim pursuant to this Agreement, provided that Buyer exercises commercially reasonable efforts to protect the confidentiality thereof and to obtain an order or other reliable assurance that any such Seller Confidential Information disclosed to any third party shall be accorded confidential treatment. Notwithstanding the foregoing, the parties, their Affiliates and their respective representatives may disclose Confidential Information to Persons to whom such disclosure is necessary for the parties, their Affiliates and their respective representatives to perform their respective obligations or exercise or enforce their respective rights and remedies under any Transaction Document; provided that such Persons are advised of the confidential nature of the Confidential Information and directed to comply with the confidentiality obligations set forth in this Section 4.01(c).

4.02    Tax Matters.
(a)    The parties hereto shall reasonably cooperate with one another in the preparation of all Tax Returns, questionnaires, applications and other similar documents related to Taxes of or with respect to the Business or the Purchased Assets and in connection with any Tax audit or other Tax proceeding relating to the Business or the Purchased Assets, including making reasonably available to the other party all applicable information, records, and documents in their respective possession or under their respective control. The parties hereto shall retain records, documents, accounting data and other information in whatever form reasonably necessary for the preparation and filing, or for any Tax audit, of any Tax Returns with respect to the Purchased Assets for any Pre-Closing Tax Period or Straddle Period for the duration of the applicable statute of limitations period (determined without regard to any waiver thereof). All reasonable out-of-pocket costs (other than overhead allocations) incurred to provide material to a requesting party shall be borne by the requesting party; provided that the party providing such material shall inform the requesting party of the approximate amount of cost prior to incurring same.
(b)    To the extent not otherwise provided in this Agreement, Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to any Pre-Closing Tax Period, and Buyer shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to any Post-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for the Straddle Period shall be apportioned between Buyer and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Sellers shall be jointly and severally liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Sellers, as applicable, shall present a statement to the other party setting forth the amount of reimbursement to which each is entitled under this Section 4.02(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other party within fifteen (15) Business Days after delivery of such statement. In the event that Buyer or any Seller makes any payment for which it is entitled to reimbursement under this Section 4.02(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)    Without limitation on Buyer’s rights under Article V, all transfer, documentary, sales, use, stamp, registration, and other similar Taxes, and all conveyance fees, recording charges, and other fees and charges (including any related fees and penalties) incurred as a result of the sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (“Transfer Taxes”) shall be borne by Sellers; provided, however, that all Transfer Taxes resulting from the sale of personal property shall be borne as follows: (i) the first $1,000,000 shall be borne by Sellers and (ii) any amount of such Transfer Taxes in excess of $1,000,000 shall be borne 50% by Buyer and 50% by Sellers. Promptly following the Closing, Sellers shall prepare all applicable California and Ohio Tax Returns reflecting the Transfer Taxes in a manner consistent with the Final Allocation, provide to Buyer a draft thereof no later than fifteen (15) Business Days prior to earlier of the due date or filing date thereof, and make any commercially reasonable changes to such Tax Return requested by Buyer within ten (10) Business Days of Buyer’s receipt thereof prior to the filing thereof, and file such Tax Returns on or prior to the due date thereof. In the case of any California or Ohio Tax Return due fewer than twenty (20) days after the Closing Date, the deadlines in the prior sentence shall be reduced proportionately with respect to the number of days after Closing that such Tax Return is due. Buyer shall pay such Transfer Taxes to the applicable Governmental Entity (or shall pay such amounts to Sellers for payment to the applicable Governmental Entity) at least two (2) days prior to when due. Buyer shall prepare all applicable Tax Returns reflecting the Transfer Taxes other than California and Ohio sales Tax Returns in a manner consistent with the Final Allocation and shall timely pay such Transfer Taxes to the applicable tax authority when due. Buyer shall promptly make such Tax Returns available for review by Sellers and make any commercially reasonable changes to such Tax Returns requested by Sellers. The parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person (including Sellers) as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.
4.03    Public Announcements. The parties shall jointly prepare and issue immediately after the Closing a press release announcing the Closing. Each party hereby agrees to thereafter give each other party a reasonable opportunity to review and comment on any public release or announcement concerning the transactions contemplated hereby (each, a “Public Release”). Each party also hereby agrees to consider, in good faith, any comments regarding any Public Release provided by the other party.
4.04    Fees and Expenses. Except as otherwise expressly set forth in this Agreement, Buyer shall pay all fees and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby. Sellers shall pay all fees and expenses incurred by Sellers in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Sellers shall pay for the cost of ALTA standard policies of title insurance for all of the Owned Property in the amount of the applicable real property allocation, and Buyer shall pay for the incremental cost of extended coverage and any endorsements it may desire (to the extent available).
4.05    Seller Trademarks.
(a)    Buyer acknowledges that (i) as between each Seller and Buyer, such Seller or its Subsidiaries exclusively owns all respective Trademarks, brands, company names, fictitious names, domain names, and other indicia of source or origin used in connection with the Business, including those set forth in Section 4.05(a) of the Disclosure Letter but excluding the Business Intellectual Property after the Closing and any Third Party private labels (collectively, the “Seller Trademarks”), and all variations or acronyms of any of the Seller Trademarks, and all registrations and applications for registration thereof, and all related goodwill, and (ii) Buyer and its Affiliates have no rights, and are not acquiring any rights, to use the Seller Trademarks after the Closing Date; provided, however, that Buyer (and Buyer’s customers) may sell in the ordinary course of business for up to one year after the Closing any Purchased Inventory that may bear any such Trademarks, brands, company names, fictitious names, domain names or other indicia of source or origin.
(b)    Buyer and its Affiliates shall not, and shall not authorize or request any other Person to use any Seller Trademark in any manner; provided, however, that Buyer (and Buyer’s customers) may sell in the ordinary course of business for up to one year after the Closing any Purchased Inventory that may bear any such Seller Trademark. Buyer acknowledges that a breach of this Section 4.05 will cause Sellers and their Affiliates irreparable harm for which monetary damages would be an inadequate remedy, and Buyer therefore agrees that in the event of any actual or threatened violation of this Section 4.05, Sellers shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any continuing breaches of this Section 4.05, without posting any type of bond or other security as a condition for seeking such relief.
4.06    Insurance. As of the Closing Date, the coverage under any insurance policies related to the Business or the Purchased Assets shall continue in force only for the benefit of Sellers and their Affiliates and not for the benefit of Buyer. Buyer agrees to arrange for such insurance with respect to the Business and the Purchased Assets that Buyer may desire. Buyer agrees not to seek to benefit from any Seller’s or their respective Affiliates’ insurance policies which may provide coverage for claims relating to the Business or the Purchased Assets prior to the Closing, and Sellers agree not to seek to benefit from Buyer’s or its Affiliates’ insurance policies which may provide coverage for claims relating to the Business or the Purchased Assets after the Closing.
4.07    Further Assurances; Post-Closing Payments.
(a)    General Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties will reasonably cooperate with each other and use its reasonable efforts, prior to, at and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary or appropriate on its part to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents, including the execution and delivery of such other instruments, certificates, agreements and other documents and the performance of such other actions as may be necessary or reasonably desirable to consummate and implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents; provided that all such actions are in accordance with applicable Law. Notwithstanding the foregoing, from time to time, whether at or after the Closing but subject to Section 1.01(e), each Seller and its Subsidiaries (as appropriate) will execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions, at Buyer’s sole expense, as Buyer may reasonably require to more effectively transfer to Buyer any of the Purchased Assets. The obligations of each party under this Section 4.07(a) shall expire twenty-four (24) months after the Closing Date.

(b)    Payments. In the event that, on or after the Closing, either party receives payments or funds due or belonging to the other party pursuant to the terms of this Agreement (including any payment received by Sellers after the Closing with respect to any Purchased Receivables) or any of the other Transaction Documents, then the party receiving such payments or funds shall promptly (and in any event within ten days) forward or cause to be promptly (and in any event within ten days) forwarded such payments or funds to the proper party (with appropriate endorsements, as applicable), and will account to such other party for all such receipts. The parties acknowledge and agree that, except as otherwise provided in Section 5.05(c) and elsewhere this Agreement, there is no right of offset regarding such payments and a party may not withhold funds received from Third Parties for the account of the other party in the event there is a dispute regarding any other issue under this Agreement or any other Transaction Documents. Without limiting the foregoing provisions of this Section 4.07(b), each Seller agrees that Buyer shall, following the Closing, have the right and authority to endorse any checks or drafts received by Buyer in respect of any Purchased Receivable, and such Seller shall furnish to Buyer such evidence of this authority as Buyer may reasonably request. Following the Closing, if Buyer or its Affiliates receives any mail or packages addressed to a Seller or its Subsidiaries and delivered to Buyer not relating to the Business, the Purchased Assets or the Assumed Liabilities, Buyer shall promptly deliver (or cause to be delivered) such mail or packages to such Seller. Following the Closing, if a Seller or its Subsidiaries receives any mail or packages delivered to such Seller relating to the Business, the Purchased Assets or the Assumed Liabilities, such Seller shall promptly deliver (or cause to be delivered) such mail or packages to Buyer.
4.08    Non-Competition.
(a)    For a period of four years commencing on the Closing Date, and except as provided in the Transaction Documents, no Seller shall, nor shall any Seller permit any of its respective present or future Controlled Subsidiaries to, (i) engage in or assist others in engaging in the Business in the Territory; or (ii) own an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, (i) a Seller or any Subsidiary of such Seller may own, directly or indirectly, solely as an investment, securities of any Person if such Seller or Affiliate is not a Controlling Person of, or a member of a group which Controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (ii) the restrictions set forth in this Section 4.08 shall not be deemed to apply to, or otherwise restrict the operations of, any Affiliates of any Seller other than its present and future Controlled Subsidiaries.
(b)    Sellers acknowledge that a breach of this Section 4.08 will cause Buyer and their Affiliates irreparable harm for which monetary damages would be an inadequate remedy, and each Seller therefore agrees that in the event of any actual or threatened violation of this Section 4.08, Buyer shall be entitled, in addition to other remedies that it may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against such Seller to prevent any continuing breaches of this Section 4.08, without posting any type of bond or other security as a condition for seeking such relief. Sellers acknowledge that the restrictions contained in this Section 4.08 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.
(c)    Sellers have independently consulted with their counsel and after such consultation agree that the covenants set forth in this Section 4.08 are reasonable and proper to protect the legitimate interests of Buyer. If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 4.08 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Sellers’ conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 4.08 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
4.09    Payment of Liabilities. Sellers shall pay or otherwise satisfy in the ordinary course of business and on a timely basis when due and payable, prior to the Closing, all of the Liabilities incurred in connection with the Business and, after the Closing, the Excluded Liabilities, except (i) to the extent that the failure to pay any such Liabilities on a timely basis when due and payable would not reasonably be expected to adversely affect the Purchased Assets or the Business, as conducted by Buyer after the Closing or (ii) to the extent that any Seller may be contesting the obligation to pay such Liability in good faith.
4.10    Employees.
(a)    As of immediately following the Closing, Sellers shall continue to employ the Business Employees. Buyer shall provide, no later than January 21, 2022, offers of employment to each Business Employee set forth on Section 4.10(a) of the Disclosure Letter (such employees, the “Specified Employees”) at such Business Employee’s existing base salary and on such other terms and conditions that are substantially similar, in the aggregate, to such Business Employee’s existing terms and conditions and at the same location of employment, with such employment offer to be effective no later than January 31, 2022; provided, however, that subject to Section 4.10(c), Buyer may elect not to extend an offer of employment to any Specified Employee. Sellers shall not terminate the employment of any Specified Employee after the Closing Date and prior to the earlier of (i) such Specified Employee’s Transfer Date or (ii) January 31, 2021, in each case, without the prior written consent of Buyer. Sellers shall terminate the employment of each Specified Employee who receives such a qualifying offer of employment no later than the day prior to such employee’s Transfer Date, and shall pay to such Specified Employees any and all benefits and compensation otherwise required by Law or the terms of any Employee Benefit Plan to be paid to such employees through their final date of employment with Sellers. Except as otherwise set forth in Section 4.10(c) with respect to any such Specified Employee who is not extended an offer of employment or as set forth in the Transition Services Agreement, Buyer will not assume any liability or obligation with respect to any such amounts.

(b)    Buyer shall have no obligation to hire or otherwise continue the employment of any Business Employee other than the Specified Employees, and Buyer may, in its sole discretion, extend offers of employment to a portion of such other Business Employees who remain employed by Sellers at any time on or after the day following the Closing Date. With respect to all Business Employees other than Transferred Employees or Specified Employees, Sellers shall be solely responsible for, and shall pay to such Business Employees any and all benefits and compensation otherwise required by Law or the terms of any Employee Benefit Plan to be paid to such employees through their final date of employment with Sellers. Buyer will not assume any liability or obligation with respect to any such amounts.
(c)    Any Business Employees who are hired/retained by Buyer pursuant to Sections 4.10(a) or (b) are sometimes referred to herein as “Transferred Employees”. With respect to any Transferred Employee only, Buyer shall be solely responsible for all wages, salaries, any bonuses or incentive compensation, employment taxes, withholding taxes, and any and all vacation days, sick days, paid-time off, and personal days and any other employment benefits, if applicable, accruing from and after the applicable Transfer Date, except (i) as otherwise set forth in the Transition Services Agreement and (ii) Buyer solely shall be responsible for, and have all Liability with respect to, any severance or similar obligation with respect to a Specified Employee, whether or not a Transferred Employee, that results from the breach by Buyer of its obligation under Section 4.10(a) to provide such Specified Employee with a qualifying offer of employment in accordance with Section 4.10(a) or which results from Buyer’s election under Section 4.10(a) not to extend an offer of employment to any Specified Employee (and any related employer portion of any payroll, social security, unemployment or similar Taxes).
(d)    If Buyer or Sellers determine to terminate any Business Employee (or, in the case of Sellers, any other employee at any location or site of employment where any Business Employee is employed) during the period from the Closing Date until ninety (90) days after the expiration or termination of the Transition Services Agreement, Buyer and Sellers agree to cooperate and exchange such data and information as is reasonably necessary to determine whether such termination would reasonably be expected to result in Liability to Buyer or Sellers under the WARN Act or any similar Law. All Liabilities with respect to (i) any “plant closing” (as defined in the WARN Act or any similar Law) affecting any site of employment on any of the Owned Real Properties or one or more facilities or operating units within any site of employment or facility of the Business Employees on any of the Owned Real Properties and (ii) any “mass layoff” (as defined in the WARN Act or any similar Law) affecting any such site of employment or facility of the Business Employees, including any obligation to provide any required notices to such Business Employees or pay in lieu thereof, shall be the obligations of Buyer; provided, however, that Sellers shall be responsible for any such Liabilities to the extent arising from (a) any termination of any Business Employee or Business Employees (other than the Business Employees listed on Section 4.10(a) of the Disclosure Letter who are terminated pursuant to this Agreement) or any other employee or employees of Sellers employed at the Owned Real Properties by Sellers during the period from the Closing Date until ninety (90) days after the expiration or termination of the Transition Services Agreement, without the advance written consent of Buyer, (b) any termination of Sellers’ employees during the period from the Closing Date until ninety (90) days after the expiration or termination of the Transition Services Agreement, at any site or facility other than those on Owned Real Properties, or (c) any breach of or inaccuracy in the representation and warranty by Sellers in Section 2.15 as to terminations of employees in the last ninety (90) days. For purposes of clarity, Buyer shall be responsible for any such Liabilities brought against any Sellers or any of their respective Affiliates under the WARN Act or similar Law to the extent arising from (i) a termination of employment of any Transferred Employee following the such employee’s applicable Transfer Date and/or (ii) that results from the breach by Buyer of its obligation under Section 4.10(a) to provide a Specified Employee with a qualifying offer of employment in accordance with Section 4.10(a).

4.11    No Additional Representations; Disclaimer.
(a)    Buyer acknowledges and agrees that no Seller, nor any of their respective Affiliates or representatives, nor any other Person acting on behalf of such Seller or any of its Affiliates or representatives, has made any (and Buyer and its Affiliates have not relied on any) representation or warranty, express or implied, as to the accuracy or completeness of any information regarding such Seller or any of its businesses or assets, except as expressly set forth in this Agreement. Buyer further acknowledges and agrees that no Seller, nor any of their respective Affiliates or representatives, nor any other Person acting on behalf of such Seller, or any of its Affiliates or representatives, will be subject to any Liability to Buyer or any other Person (other than for Fraud) resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, or materials made available to Buyer or its Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations, or any other form in expectation of the transactions contemplated by this Agreement.
(b)    In connection with Buyer’s investigation of Sellers and the transactions contemplated by this Agreement, Buyer may have received from or on behalf of Sellers certain projections, including projected statements of operating revenues and income from operations of Sellers and certain business plan information of Sellers related to the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against any Seller or any other Person with respect thereto. Accordingly, no Seller makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and Buyer has not relied thereon.
4.12    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
4.13    License for BreatheWay Products in Purchased Inventory. Sellers hereby grant to Buyer a non-exclusive, sublicensable (solely to its customers), worldwide license under Sellers’ BreatheWay technology and Intellectual Property for use, offer for sale, sale and distribution of the products of the Business in the ordinary course of business for up to one year after the Closing, but only with respect to products of the Business which incorporate BreatheWay products included in the Purchased Inventory.

ARTICLE V
INDEMNIFICATION
5.01    Survival.
(a)    The representations and warranties of Sellers and Buyer contained in Article II and Article III, respectively, shall survive the Closing until eighteen (18) months after the Closing Date; provided, however, that: (i)    the representations and warranties set forth in Section 2.22 (Environmental Matters) shall survive for a period of three (3) years after the Closing; (ii) the representations and warranties set forth in Sections 2.01 and 3.01 (Organization and Corporate Power), Sections 2.02 and 3.02 (Due Execution and Delivery; Valid and Binding Agreement), Section 2.05(a) (Title to Purchased Assets) and Sections 2.18 and 3.08 (Brokers’ Fees) (such Sections being collectively referred to herein as the “Fundamental Representations”) and any representation in the case of Fraud shall survive for a period of twenty (20) years; and (ii) the representations and warranties set forth in Section 2.11 (Taxes) shall survive until sixty (60) days following the expiration of the applicable statute of limitations on the collection of the Taxes to which such representations and warranties related by the applicable Governmental Entity or other Person.
(b)    The covenants and agreements in this Agreement that by their terms apply or are to be performed in whole or in part at or prior to the Closing shall terminate with respect to the performance to occur prior to the Closing eighteen (18) months after the Closing Date and not survive and be of no further force and effect from and after eighteen (18) months after the Closing Date, and no party hereto shall have any liability with respect thereto from and after such expiration. The covenants and agreements in this Agreement that by their terms contemplate performance in whole or in part following the Closing shall survive as to the period from and after the Closing Date in accordance with their terms until fully performed or observed in accordance with their terms, after which such covenants and agreements shall terminate upon the date that is eighteen (18) months following the date all such performance and observation thereunder was due to be performed and observed; provided, however, that the indemnification obligations set forth in this Article V shall survive for a period of twenty (20) years; provided, however that any indemnification obligation with respect to the breach or failure to perform any underlying representation, warranty or covenant shall survive only until the expiration of such underlying representation, warranty or covenant under this Section 5.01.
(c)    Notwithstanding the foregoing, if a proper Notice of Claim is delivered by Buyer (on behalf of itself or another Buyer Indemnified Party) or any Seller (on behalf of itself or another Seller Indemnified Party), as applicable, prior to the end of the applicable survival period set forth in this Section 5.01 with respect to such indemnification obligation pursuant to Section 5.02 or Section 5.03, as applicable, then the claim(s) specified therein shall survive until final resolution thereof in accordance with the terms hereof.
5.02    Indemnification by Sellers.
(a)    From and after the Closing, and subject to terms of this Agreement (including the applicable limitations set forth in this Article V and elsewhere in this Agreement), Sellers, jointly and severally, shall indemnify and hold harmless Buyer, its Affiliates, and their respective officers, directors, shareholders, partners, members, managers, employees, agents, and representatives (the “Buyer Indemnified Parties”) against all Losses incurred by Buyer Indemnified Parties arising out of:
(i)any of the Excluded Liabilities,

(ii)any breach or failure by a Seller to perform any of its covenants or agreements contained in this Agreement or any other Transaction Document (other than the Transition Services Agreement),
(iii)any breach of any warranty or representation of a Seller contained in Article II or any certificate delivered pursuant hereto,
(iv)    the conduct of the Business (or the ownership or operation of the Purchased Assets) prior to the Closing (solely to the extent such Losses result from such conduct, ownership or operation prior to the Closing and other than where such conduct was specifically requested by Buyer in writing), or
(v)    the failure of any party to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction to the extent applicable to the sale or transfer of any or all of the Purchased Assets to Buyer under this Agreement.
(b)    Notwithstanding anything in this Agreement to the contrary, the rights of the Buyer Indemnified Parties to indemnification pursuant to this Article V shall be subject to the following limitations (in addition to any other limitations set forth herein):
(i)the Buyer Indemnified Parties shall not be entitled to recover Losses under Section 5.02(a)(iii) until the total amount of Losses for which the Buyer Indemnified Parties would recover under Section 5.02(a)(iii) (as limited by the other provisions of this Article V), but for this Section 5.02(b)(i), exceeds $425,000, in which case the Buyer Indemnified Parties shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein (including Section 5.02(b)(ii)); and
(ii)the Buyer Indemnified Parties shall not be entitled to recover Losses under Section 5.02(a)(iii) in excess of, and in no event shall the cumulative indemnification obligation of Sellers under Section 5.02(a)(iii) exceed, an amount greater than $7,500,000 in the aggregate;
provided, however, that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation or any representation or warranty set forth in Section 2.11 of this Agreement by any Seller and the foregoing clauses (i) and (ii) shall not apply to Losses arising out of or relating to any Fraud by any Seller; provided, further, that the aggregate liability of the Sellers as a group for Losses arising out of or resulting from indemnification claims under this Agreement shall in no event exceed an amount equal to the Closing Cash Purchase Price.

5.03    Indemnification by Buyer.
(a)    From and after the Closing (but subject to the provisions of this Article V), Buyer shall indemnify and hold harmless Sellers, their respective Affiliates, and their respective officers, directors, partners, shareholders, members, managers, employees, agents, and representatives (the “Seller Indemnified Parties”) against all Losses incurred by Seller Indemnified Parties arising out of:
(i)any of the Assumed Liabilities,
(ii)any breach or failure by Buyer to perform any of its covenants or agreements contained in this Agreement or any other Transaction Document (other than the Transition Services Agreement),
(iii)any breach of any warranty or representation of Buyer contained in Article III or any certificate delivered pursuant hereto, or
(iv)except for claims with respect to which Sellers are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 5.02 (or would be obligated to do so, but for the effect of any survival period or limitation on such indemnification obligation under this Article V), the conduct of the Business (or the ownership or operation of the Purchased Assets) after the Closing (solely to the extent such Losses result from such conduct, ownership or operation after the Closing).
(b)    Notwithstanding anything in this Agreement to the contrary, the rights of the Seller Indemnified Parties to indemnification pursuant to this Article V shall be subject to the following limitations (in addition to any other limitations set forth herein):
(i)the Seller Indemnified Parties shall not be entitled to recover Losses under Section 5.03(a)(iii) until the total amount of Losses for which the Seller Indemnified Parties would recover under Section 5.03(a)(iii) (as limited by the other provisions of this Article V), but for this Section 5.03(b)(i), exceeds $425,000, in which case the Seller Indemnified Parties shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein (including Section 5.03(b)(ii)); and
(ii)the Seller Indemnified Parties shall not be entitled to recover Losses under Section 5.03(a)(iii) in excess of, and in no event shall the cumulative indemnification obligation of Sellers under Section 5.03(a)(iii) exceed, an amount greater than $7,500,000 in the aggregate;
provided, however, that the foregoing clauses (i) and (ii) shall not apply to Losses arising out of or relating to the inaccuracy or breach of any Fundamental Representation by Buyer and the foregoing clauses (i) and (ii) shall not apply to Losses arising out of or relating to any Fraud by Buyer; provided, further, that the aggregate liability of Buyer for Losses arising out of or resulting from indemnification claims under this Agreement shall in no event exceed an amount equal to the Closing Cash Purchase Price.

5.04    Indemnification Procedures.
(a)    Upon the occurrence of Losses for which a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, believes (in good faith) that he, she or it is entitled to indemnification pursuant to Section 5.02 or Section 5.03, as applicable (an “Indemnified Party”), the Indemnified Party shall provide a Notice of Claim to the party obligated to indemnify such Indemnified Party pursuant to this Article V (such notified party, the “Indemnifying Party”); provided, however, that the failure to deliver a Notice of Claim shall not release the Indemnifying Party from any of its obligations under this Article V except to the extent that the Indemnifying Party is materially prejudiced by such failure. Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects thirty (30) days after receipt by the Indemnifying Party of such Notice of Claim, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing such claim (a “Notice of Dispute”). Upon receipt of any Notice of Dispute, both the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within thirty (30) days of the Indemnified Party receiving the Notice of Dispute from the Indemnifying Party. If a mutually acceptable resolution is not reached between the Indemnified Party and the Indemnifying Party within such thirty (30)-day period, the Indemnified Party and the Indemnifying Party may thereupon proceed to pursue the resolution of such dispute in accordance with applicable Law and the terms of this Agreement. Notwithstanding anything to the contrary in this Article V, Buyer shall act on behalf of all Buyer Indemnified Parties pursuant to this Section 5.04 and either Landec or Curation shall act on behalf of all Seller Indemnified Parties pursuant to this Section 5.04, and any action taken or document executed by either Landec or Curation shall be binding on all of the Seller Indemnified Parties.
(b)    Subject to the provisions of Section 5.04(a), if an Action by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is commenced against any Indemnified Party and the Indemnified Party intends to seek indemnity with respect thereto under this Article V, then such Indemnified Party shall promptly deliver a Notice of Claim to the Indemnifying Party; provided, however, that the failure (in and of itself) to give such Notice of Claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby or the indemnification obligations of the Indemnifying Party are materially increased as a result of such failure (in which case, the Indemnifying Party’s obligations will only be reduced to the extent of such material increase).
(i)The Indemnifying Party shall have thirty (30) days after receipt of the Notice of Claim to which such Third Party Claim relates (A) to participate in the settlement or defense of such Third Party Claim giving rise to the Indemnified Party’s claim for indemnification, at its sole cost and expense, or (B) at its option, to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party (it being understood and agreed that, if a Seller is the Indemnifying Party, then Latham & Watkins LLP shall be deemed to be reasonably acceptable; and if Buyer is the Indemnifying Party, then Gibson, Dunn & Crutcher LLP shall be deemed reasonably acceptable) and at the sole cost and expense of the Indemnifying Party, of the settlement and/or defense thereof; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such settlement or defense, it must first: (1) notify the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim in accordance with the terms of this Agreement; and (2) furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the

Indemnifying Party has sufficient resources to defend such Third Party Claim and to satisfy its obligations to the Indemnified Party under this Article V in respect of such Third Party Claim and; provided, further, that until such time as the Indemnifying Party has assumed control of such Third Party Claim in accordance with clause (B) above, the Indemnified Party shall have the right to control such Third Party Claim and any costs thereof shall be included in the Losses subject to indemnification hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of such settlement or defense if the Third Party Claim which the Indemnifying Party seeks to assume control (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, (C) involves a claim which, if adversely determined, would be reasonably expected, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Indemnified Party or its Affiliates or any Seller or its Affiliates, (D) seeks Losses in excess of the maximum amount such Indemnifying Party is obligated to indemnify under this Article V or (E) involves a claim that, in the good faith, reasonable judgment of the Indemnified Party, after notice and a thirty (30)-day opportunity to cure, the Indemnifying Party failed or is failing to vigorously prosecute or defend (each of the foregoing, an “Exception Claim”).
(ii)In the event that the Indemnifying Party assumes the control of the settlement or defense of a Third Party Claim in accordance with this Section 5.04(b), the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, at the cost of the Indemnifying Party. In the event that (A) the Indemnifying Party fails to elect to assume control of the settlement or defense of any Third Party Claim in the manner set forth in this Section 5.04(b) or (B) such Third Party Claim is, or at any time becomes, an Exception Claim, the Indemnified Party may defend against, and may consent to the entry of any Order or enter into any settlement with respect to, such Third Party Claim, in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).
(iii)Notwithstanding anything to the contrary in this Section 5.04(b), the Indemnifying Party may not settle any such Third Party Claim without the prior written consent of the Indemnified Party if any such settlement (A) results in non-monetary relief, (B) contains an admission of wrongdoing or liability on behalf of any Indemnified Party, (C) provides that an Indemnified Party is required to (1) make any payment or take or refrain from taking any material action that would, in the absence of taking or refraining to take such action, adversely affect such Indemnified Party, (2) acknowledge any material rights of the Person making the Third Party Claim that would adversely affect such Indemnified Party or (3) waive any material rights that such Indemnified Party may have against such Person making the Third Party Claim or (D) does not include a legally binding, unconditional and irrevocable full release of the Indemnified Party by the Person bringing such Third Party Claim from any obligations or liabilities it may have with respect to such Third Party Claim.

5.05 Additional Indemnification Provisions.
(a)    With respect to each indemnification obligation contained in this Agreement:
(i)all Losses shall be net of any amounts that have been recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss (after deducting therefrom (A) the amount of the reasonable, documented and out-of-pocket expenses incurred in procuring such recovery and (B) in the case of an insurance policy, any deductible, co-payment or other amount of such recovery borne by the Indemnified Party or increases in premium of such policies incurred as a result of such recovery);
(ii)solely for purposes of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of Buyer and Sellers shall not be deemed qualified by any references to materiality or to Material Adverse Effect, except that references to the word “Material” as used in the defined term “Material Contracts” and reference to “Material Adverse Effect” contained in Section 2.06 shall not be disregarded.
(iii)for the avoidance of doubt, no Seller shall be liable for any Losses suffered by any Buyer Indemnified Party to the extent that such Losses relate to Taxes for or attributable to any Post-Closing Tax Period (except for Losses relating to Excluded Taxes or Taxes resulting from a breach of the representation in Section 2.11(a)(viii)).
(b)    In any case where the Indemnified Party (or its Affiliates) recovers any amount pursuant to (i) any indemnification by, or indemnification agreement with, any Third Party or (ii) any insurance policy or other cash receipts or sources of reimbursement in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 5.02 or Section 5.03, as applicable, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered or realized (after deducting therefrom the amount of any Losses incurred by the Indemnified Party in excess of the amount paid by the Indemnifying Party to the Indemnified Party and the reasonable, documented and out-of-pocket expenses incurred in procuring such recovery or realization, including, in the case of an insurance policy, any deductible, co-payment or other amount of such recovery borne by the Indemnified Party or increases in premium of such policies incurred as a result of such recovery), but not in excess of the sum of (x) any amount previously so paid by the Indemnifying Party to or on behalf of such Indemnified Party in respect of such matter and (y) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.
(c)    Neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover for the same Loss amount more than once under this Article V or otherwise under this Agreement or any other Transaction Document, even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any other Transaction Document. To the extent that any Indemnified Party has an unpaid final dollar amount due pursuant to this Article V to an Indemnifying Party, notwithstanding Section 4.07(b), such Indemnified Party may set off such amount against any undisputed amounts then due and unpaid by such Indemnifying Party to the Indemnified Party within the time period allowed for such payment.

5.06    Mitigation. Each party shall, and shall cause its applicable Affiliates and representatives to, take commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder, including using commercially reasonable efforts to pursue recovery pursuant to indemnification by, or indemnification agreement with, any Third Party or any insurance policy or other cash receipts or sources of reimbursement in respect of such Loss; provided this Section 5.06 shall not apply to steps to mitigate Losses with respect to Taxes.
5.07    Exclusive Remedy. Except with respect to claims based on Fraud, claims based on the purchase price adjustment provisions included in Section 1.03, and/or claims seeking equitable remedies:
(a)    Each party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, the Disclosure Letter or any other Transaction Document (excluding the Transition Services Agreement) and the transactions contemplated hereby and thereby shall be pursuant to the indemnification provisions set forth in this Article V. In furtherance of the foregoing, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims, and Actions known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any Indemnifying Party (other than pursuant to this Article V) relating to the subject matter of this Agreement, the Disclosure Letter or any other Transaction Document (excluding the Transition Services Agreement), and the transactions contemplated hereby and thereby, whether arising under or based upon any federal, state, local or foreign Law or otherwise.
(b)    Furthermore, without limiting the generality of Section 5.07(a), no claim shall be brought or maintained by any Buyer Indemnified Party against any Seller, any of their respective Affiliates, or any of its officers, directors, shareholders, partners, members, managers, employees, agents, and representatives, and no recourse of any kind shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, or covenants of such Seller or any other Person set forth or contained in this Agreement or any other Transaction Document (excluding the Transition Services Agreement), any certificate, instrument, opinion or other documents delivered hereunder or thereunder, the subject matter of this Agreement or any other Transaction Document (excluding the Transition Services Agreement), the ownership, operation, management, use or control of the businesses of such Seller, any of its assets, any of the transactions contemplated hereby, or any actions or omissions at or prior to the Closing Date, in each case other than in compliance with, and subject to all of the provisions of, this Article V.

5.08    Manner of Payments and Tax Treatment of Payments.
(a)    Any indemnification of a Buyer Indemnified Party pursuant to this Article V shall be effected by wire transfer of immediately available funds from Sellers to an account designated in writing by Buyer (on behalf of any such Buyer Indemnified Party) within five (5) Business Days after the final determination thereof.
(b)    Any indemnification of a Seller Indemnified Party pursuant to this Article V shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by a Seller (on behalf of any such Seller Indemnified Party) within five (5) Business Days after the final determination thereof.
(c)    Sellers and Buyer shall treat any adjustments or indemnity payments made pursuant to this Agreement as adjustments to the Purchase Price for Tax purposes on their Tax Returns to the extent permitted by Law.
5.09    No Punitive Damages. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY WILL BE LIABLE TO THE OTHER PARTIES FOR PUNITIVE DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN SUCH DAMAGES PAYABLE BY AN INDEMNIFIED PARTY IN RESPECT OF ANY THIRD PARTY CLAIM.
ARTICLE VI
MISCELLANEOUS
6.01    Amendment and Waiver. This Agreement may be amended or waived only in a writing signed by Buyer and Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision of this Agreement shall operate as a waiver of such provision or of any other provision.
6.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
To Sellers:
Landec Corporation
2811 Airpark Drive
Santa Maria, CA 93455
Attn: John D. Morberg, CFO
Email: jmorberg@landec.com
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Dr., 20th Floor
Costa Mesa, CA 92626
Attn: Cary K. Hyden and Darren J. Guttenberg
Email: cary.hyden@lw.com;    darren.guttenberg@lw.com

To Buyer:
Taylor Farms Retail, Inc.
150 Main Street, Suite 300
Salinas, California 93901
Attn: John Mazzei
E-mail: jmazzei@taylorfarms.com
with copies (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
1881 Page Mill Road
Palo Alto, CA 94304-1211
Attention: Russell C. Hansen
E-mail: RHansen@gibsondunn.com
6.03    Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Buyer may assign this Agreement to any Affiliate of Buyer without the prior consent of Sellers; provided further, that no assignment shall relieve Buyer of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except that Article V is intended to benefit the Indemnified Parties).
6.04    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.
6.05    No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
6.06    Captions. The captions used in this Agreement and the Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement or a part of the Disclosure Letter and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement or the Disclosure Letter, and all provisions of this Agreement and the Disclosure Letter shall be enforced and construed as if no captions had been used therein.

6.07    Complete Agreement. This Agreement (including the Disclosure Letter and all other Exhibits and Annexes hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
6.08    Disclosure Letter. Any fact or item that is disclosed in any specific section of the Disclosure Letter in a way as to make its relevance or applicability to information called for by any other section of the Disclosure Letter reasonably apparent shall be deemed to be disclosed in such other specific section of the Disclosure Letter, notwithstanding the omission of a reference or cross-reference thereto.
6.09    Counterparts. This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. No counterpart shall be effective unless and until each party has executed at least one counterpart.
6.10    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Buyer or a Seller, as applicable, in accordance with their specific terms or were otherwise breached by Buyer or a Seller, as applicable. It is accordingly agreed that the parties shall be entitled to an injunction, specific performance and other equitable relief, without any requirement to post or provide any bond or other security in connection therewith, to prevent breaches of this Agreement by Buyer or a Seller, as applicable, and to enforce specifically the terms and provisions of this Agreement against Buyer or such Seller, as applicable, in any court having jurisdiction, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity.
6.11    Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or Liabilities under or by reason of this Agreement; provided that the provisions of Article V are intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.
6.12    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction. In any Action among the parties arising out of or relating to this Agreement, including any Action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND ANY OTHER AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12(b).
6.13    Interpretation. Any reference to any federal, state, local, or foreign statute or applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Annexes, Articles, Exhibits, Sections or Schedules, such reference shall be to an Annex, Article, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. For purposes of Article II, the words “provide,” “deliver,” “make available,” “furnish,” and similar terms in this Agreement shall mean provide or make available to Buyer, whether electronically or by other means, at least twenty-four (24) hours prior to the date of this Agreement. Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. All accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP. References to clauses without a cross-reference to a Section or subsection are references to clauses with the same Section or, if more specific, subsection. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

[Signature Page Follows]
* * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.
BUYER:
TAYLOR FARMS RETAIL, INC.
By:        /s/ Jeff Cook
Name:    Jeff Cook
Its:    Chief Financial Officer
SELLERS:
LANDEC CORPORATION:

By:        /s/ John D. Morberg
Name:    John D. Morberg
Its:    Chief Financial Officer and Secretary
CURATION FOODS, INC.:

By:        /s/ John D. Morberg
Name:    John D. Morberg
Its:    Chief Financial Officer and Secretary

Signature Page to Asset Purchase Agreement

Annex A
In this Agreement, the following terms have the meanings set forth below:
“Action” means any claim, action, suit, audit, assessment, arbitration, proceeding, or investigation by or before any mediator, arbitrator, or Governmental Entity.
“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.
“Agreement” has the meaning set forth in the Preamble.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement for the Purchased Assets and the Assumed Liabilities, by and between Sellers and Buyer, in substantially the form attached hereto as Exhibit A.
“Assignment of Intellectual Property” means the instrument of assignment of Business Intellectual Property, in the form of Exhibit B duly executed by the Sellers;
“Assignments of Leases” means the instruments of assignment of all leases relating to the Leased Real Property, in substantially the forms attached hereto as Exhibit F, duly executed by Curation;
“Assumed Liabilities” has the meaning set forth in Section 1.01(c).
“Bill of Sale” means the Bill of Sale for the Purchased Assets constituting personal property, to be executed by Sellers in substantially the form attached hereto as Exhibit C.
“Books and Records” has the meaning set forth in Section 1.01(a)(ix).
“Business” means, collectively, the business of producing, selling and distributing any salad or cut vegetable product of the Sellers, as conducted by the Sellers as of the date hereof and during the twelve (12) months prior to the date hereof. Notwithstanding the foregoing, the Business shall not include: the business of Yucatan Foods, including any sourcing, producing, marketing, selling and distributing any guacamole or other product composed primarily of avocado, the business of BreatheWay, including designing, producing, selling and distributing any membranes, packaging products and technology, the business of O Olive, including any sourcing, producing, marketing, selling and distributing olive oil and vinegars, or the businesses of Lifecore Biomedical.
“Business Day” means any day, other than a Saturday, Sunday, or any other day on which banks located in San Francisco, California are authorized or required to be closed for business.
“Business Employee” has the meaning set forth in Section 2.15.
“Business Intellectual Property” has the meaning set forth in Section 1.01(a)(viii).

“Business Trade Secrets” has the meaning set forth in Section 2.10(f).
“Buyer” has the meaning set forth in the Preamble.
“Buyer Confidential Information” has the meaning set forth in Section 4.01(c).
“Buyer Indemnified Parties” has the meaning set forth in Section 5.02(a).
“Buyer Material Adverse Effect” means any Effect that has a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.
“Closing” has the meaning set forth in Section 1.05.
“Closing Cash Purchase Price” has the meaning set forth in Section 1.02(b).
“Closing Date” has the meaning set forth in Section 1.05.
“Closing Net Working Capital” has the meaning set forth in Section 1.03(a).
“Closing Net Working Capital Statement” has the meaning set forth in Section 1.03(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Computer Software” means all computer software (including source and object code), owned or licensed, whether for general business usage or specific, uniquetothebusiness usage, all computer operating security or programming software, and all documentation relating to any of the foregoing.
“Confidential Information” has the meaning set forth in Section 4.01(b).
“Contingent Asset” has the meaning set forth in Section 1.01(e).
“Contract” means any agreement, arrangement, bond, commitment, contract, indenture, instrument, lease (including any Real Property Lease) or license.
“Control” means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract, or otherwise, and the term “Controlled” has a meaning correlative with the foregoing.
“Copyright” means published and unpublished works of authorship, registered copyrights, copyright applications, mask works and unregistered copyrights.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, vaccination, shut down, closure, sequester, customer/vendor engagement, real property and leased real property management or any other law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act.

“Deeds” means the deeds from Curation to Buyer to be executed, notarized and delivered at the Closing, in substantially the forms attached hereto as Exhibit D.
“Disclosure Letter” has the meaning set forth in Article II.
“Disputed Items” has the meaning set forth in Section 1.03(a).
“DOJ” means the U.S. Department of Justice.
“Effect” means any change, effect, event, circumstance, occurrence, or development.
“Employee Benefit Plan”: means, any (a) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (whether or not subject to ERISA), (b) compensation, employment, consulting, severance, termination protection, incentive or bonus, retention, change in control, deferred compensation, profit sharing, post-employment or retirement (including compensation, pension, medical or insurance benefits), medical, dental, vision, prescription, fringe benefit, welfare, post-employment welfare, vacation or paid-time-off, stock purchase, restricted stock, phantom stock, stock option or other equity or equity-based incentive plan, policy, program, agreement or arrangement, and (c) other compensation or employee benefit plan, policy, program, agreement or arrangement, in each case, sponsored, maintained, administered or contributed to by any Seller or any of its Affiliates, or with respect to which any Seller or any of its Affiliates has any liability, in any case with respect to current or former employees, consultants or other individual service providers of any Seller or any of its Affiliates who provide services to the Business.
“Environmental Laws” has the meaning set forth in Section 2.22(e)(i).
“Environmental Permits” has the meaning set forth in Section 2.22(e)(ii).
“ERISA Affiliate” has the meaning set forth in Section 2.14.
“Exception Claim” has the meaning set forth in Section 5.04(b)(i).
“Excluded Assets” has the meaning set forth in Section 1.01(b).
“Excluded Contracts” has the meaning set forth in Section 1.01(b)(v).
“Excluded Inventory” has the meaning set forth in Section 1.01(b)(vi).
“Excluded Liabilities” has the meaning set forth in Section 1.01(d).
“Excluded Tax Asset” means any refund, deposit, advance payment, or prepayment of or relating to (a) any Excluded Taxes, (b) any Excluded Assets, or (c) any payment, Loss, obligation, liability or Tax that any Affiliate of any Seller is responsible for under this Agreement or otherwise, in each case other than any such amount that arises from a payment made by Buyer following the Closing (to the extent such payment is not reimbursed by Sellers).

“Excluded Taxes” means all Taxes (i) arising from or with respect to the Purchased Assets or the Business for all Pre-Closing Tax Periods, including interest, penalties or additions thereto (including any Taxes for which Sellers are liable pursuant to Section 4.02(d)), (ii) of any Seller or any Affiliate or predecessor of any Seller, including Taxes of any Seller or any Affiliate or predecessors of any Seller that could become a liability of, or be assessed or collected against, Buyer or that could become a Lien on the Purchased Assets, and (iii) any Taxes resulting from payment of Purchase Price to Sellers pursuant to this Agreement and any Transfer Taxes for which Seller is liable under Section 4.02(c) of this Agreement, but excluding for the avoidance of doubt any Transfer Taxes for which Buyer is liable under Section 4.02(c) of this Agreement. For purposes of this definition, the term “Seller” shall include any Person that has merged with or been liquidated into any Seller.
“Final Allocation” has the meaning set forth in Section 1.04.
“Final Calculation Statement” has the meaning set forth in Section 1.03(a).
“Financial Information” has the meaning set forth in Section 2.12(a).
“Fraud” means, with respect to a party hereto, whether a Seller or Buyer, as applicable, an actual knowing and intentional fraud by such party, determined in accordance with Delaware law.
“GAAP” means United States generally accepted accounting principles, as consistently applied by Sellers.
“Governmental Entity” means any government, governmental agency, department, bureau, office, commission, authority, or instrumentality, court of competent jurisdiction, or self-regulatory organization, in each case whether foreign, federal, state, or local.
“Grower Prepayments” has the meaning set forth in Section 1.01(a)(vii)(A).
“Hazardous Substances” has the meaning set forth in Section 2.22(e)(iii).
“Indebtedness” means, without duplication, (i) any obligations for borrowed money, and (ii) any obligations evidenced by any note, bond, or debenture, together in each case with accrued and unpaid interest thereon, and any premiums, fees, expenses and other amounts due in connection therewith.
“Indemnified Party” has the meaning set forth in Section 5.04(a).
“Indemnifying Party” has the meaning set forth in Section 5.04(a).
“Independent Accountant” has the meaning set forth in Section 1.03(a).

“Intellectual Property” means, collectively, all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and Patents; (ii) Trademarks and corporate names, together with translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iii) copyrightable works, Copyrights, and all applications, registrations, restorations, reversions and renewals in connection therewith; (iv) trade secrets and confidential business information (including ideas, research and development, know-how, technical data, designs, drawings, specifications, customer and supplier lists, methods, technology, processes and processing instructions); (v) rights in Computer Software; and (vi) Internet domain names, web pages and related content, accounts with social media companies and the content, handles and identifiers and designations found thereon and related thereto.
“Knowledge of Sellers” means the actual knowledge, after reasonable inquiry, of the individuals listed in Schedule A of the Disclosure Letter.
“Law” means any statute, law (including common law), ordinance, rule, regulation, order, decree or treaty of any Governmental Entity, in each case to the extent enacted or issued prior to the Closing Date and as in effect on the Closing Date.
“Leased Real Property” has the meaning set forth in Section 1.01(a)(vi).
“Liability” means any debt, Contract, liability, or obligation of any type or nature, and whether accrued or unaccrued, known or unknown, absolute, contingent, liquidated or unliquidated, or otherwise.
“Liens” means any claim, charge, covenant, easement, encumbrance, pledge, security interest, lien, mortgage, deed of trust, or other restriction on title or transfer.
“Loss” means any loss, Liability, damage, claim, cost, or expense (including reasonable and documented out-of-pocket attorneys’ and accountants’ fees and costs).
“Material Adverse Effect” means any Effect that (a) would prevent Sellers from consummating the transactions contemplated by this Agreement or (b) has had or is reasonably likely to have a material adverse effect on the Purchased Assets, taken as a whole; provided that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) Effects arising from or relating to general business or economic conditions, whether or not affecting the industries in which the Business operates; (ii) Effects arising from or relating to national or international political or social conditions, including the engagement by the United States or any other country in hostilities, or the escalation thereof, and the occurrence of any military or terrorist attack on the United States or any other country; (iii) Effects arising from or relating to any natural or man-made disaster, act of god, weather conditions, outbreaks of disease, epidemic or pandemic (including COVID-19), or any Law issued by a Governmental Entity (including the Centers for Disease Control and Prevention or the World Health Organization) providing for COVID-19 Measures, quarantines, “shelter-in-place” or “stay at home” orders, workforce reductions, social distancing, shut downs, closures, sequesters or other restrictions to the extent that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law or interpretation thereof following the date of this Agreement or any worsening of such conditions threatened or existing as of the date of this Agreement; (iv) Effects arising from or relating to any changes in financial, banking, securities, or commodities markets, including any disruptions thereof and any changes in any prices therein; (v) changes in, or changes in interpretations of, GAAP or other applicable accounting rules, regulations, or pronouncements, and any Effects arising therefrom or related thereto; (vi) Effects arising from or relating to seasonal changes in the Business; (vii) changes in, or changes in interpretations of, Law, and any Effects arising therefrom or related thereto; (viii) the announcement or pendency of the transactions contemplated herein, and any Effects arising therefrom or related thereto; (ix) any action taken or omitted to be taken pursuant to and in compliance with this Agreement by any Person, and any Effects arising therefrom or related thereto; (x) Effects arising from or relating to any existing change, event, occurrence, or development of which Buyer has knowledge as of the date of this Agreement (including any matter set forth in the Disclosure Letter); and (xi) Effects arising from or relating to any violation or breach by Buyer of any representation, warranty or covenant contained in this Agreement; provided, further, that with respect to clauses (i) though (v) and (vii) above, the impact of such Effect is not disproportionately adverse to the Business, taken as a whole.
“Material Contracts” has the meaning set forth in Section 2.09(a).
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated current assets of the Business (but not including any cash or cash equivalents or any amount in respect of current assets that are Excluded Assets) minus (ii) the consolidated current liabilities of the Business (but not including any capitalized lease obligations or any other amount in respect of current liabilities that are Excluded Liabilities), in each case before taking into account the consummation of the transactions contemplated hereby, and calculated in accordance with generally accepted accounting principles applied on a basis consistent with the preparation of the statement of Net Working Capital set forth in Section 2.12(b) of the Disclosure Letter.
“Notice of Claim” means a written notice that specifies with reasonable specificity and detail the circumstances (then known) giving rise to the Losses (or potential Losses) that are being claimed by an Indemnified Party (including (i) if applicable, the breach of any warranty, representation, covenant or agreement set forth in this Agreement, (ii) the applicable subsection of Section 5.02 or Section 5.03 under which the Indemnified Party is claiming Losses and (iii) whether such claim is a Third Party Claim) and, to the extent then quantifiable, the amount of Losses that are indemnifiable hereunder or reasonably expected to be indemnifiable hereunder.
“Notice of Dispute” has the meaning set forth in Section 5.04(a).
“Order” means any judgment, order, injunction, decree, or writ of any Governmental Entity.
“Organizational Documents” means, for any Person, the certificate of incorporation and by-laws of such Person, or the equivalent constituent documents with respect to Persons that are not corporations.
“Owned Real Property” has the meaning set forth in Section 1.01(a)(v).

“Patents” means all patents, letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, certificates of intention and utility models which have been opened for public inspection and all reissues, reexaminations, divisionals, continuations, continuations in part, provisionals and extensions thereof.
“Permit” means, with respect to any Person, any license, permit, authorization, approval, certificate of authority, registration, qualification, or similar consent or certificate granted or issued to such Person.
“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies (A) not yet due and payable or (B) that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens for labor, materials or supplies that secure Excluded Liabilities not yet due and payable or that are being contested in good faith and by appropriate proceedings; (iii) zoning, entitlement, conservation, restriction, and other land use and environmental regulations by any Governmental Entity; (iv) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Liens and other irregularities in title (including leasehold title) that do not materially impair the use of the real property, leases, or leasehold estates affected thereby or that would otherwise be shown or disclosed by a current, accurate survey, physical inspection, or search of relevant public records; (v) Liens that secure any Assumed Liabilities; (vi) all other Liens that do not materially impair the value of the property subject to such Liens or the use of such property in the Business; (vii) Liens arising from leases of personal property (including equipment leases) that are Purchased Contracts; (viii) variations, if any, between tax lot lines and property lines; (ix) standard survey and title exceptions; (x) Liens on leases, subleases, easements, licenses, rights of use, rights to access, and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest; and (xi) any other matters described in the title reports and surveys provided to Buyer before the Closing.
“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.
“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.
“Public Release” has the meaning set forth in Section 4.03.
“Purchase Price” has the meaning set forth in Section 1.02(a).
“Purchased Assets” has the meaning set forth in Section 1.01(a).

“Purchased Books and Records” has the meaning set forth in Section 1.01(a)(ix).
“Purchased Contracts” has the meaning set forth in Section 1.01(a)(vii); provided, however, that for purposes of Article II, all references to Purchased Contracts shall include all of the Contracts listed in Sections 1.01(a)(vii), regardless of whether any consent to assignment has been obtained.
“Purchased Equipment” has the meaning set forth in Section 1.01(a)(iv).
“Purchased Inventory” has the meaning set forth in Section 1.01(a)(i).
“Purchased Prepaid Items” has the meaning set forth in Section 1.01(a)(iii).
“Purchased Receivables” has the meaning set forth in Section 1.01(a)(ii).
“Real Property Laws” has the meaning set forth in Section 2.21(b).
“Real Property Leases” has the meaning set forth in Section 2.21(a).
“Registered Business IP” has the meaning set forth in Section 2.10(a).
“Release” has the meaning set forth in Section 2.22(e)(iv).
“Resolution Period” has the meaning set forth in Section 1.03(a).
“SEC” means the U.S. Securities and Exchange Commission.
“Seller” has the meaning set forth in the Preamble.
“Seller Confidential Information” has the meaning set forth in Section 4.01(b).
“Seller Indemnified Parties” has the meaning set forth in Section 5.03(a).
“Seller Trademarks” has the meaning set forth in Section 4.05.
“Specified Employees” has the meaning set forth Section 4.10(a).
“Statement Dispute Notice” has the meaning set forth in Section 1.03(a).
“Straddle Period” means any Tax period beginning before or on, and ending after, the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, or unincorporated organization of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a business entity other than a corporation, a majority of the partnership or other similar ownership interests thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a business entity other than a corporation if such Person or Persons shall be allocated a majority of gains or losses or shall be or Control the general partner or other managing Person of such business entity.

“Target Net Working Capital” means $1,851,980.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a tax authority (or a third party in the case of an information return or similar document), including any schedule, attachment or supplement thereto, and including any amendment thereof.
“Taxes” means any foreign, federal, state, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or addon minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.
“Territory” means the United States of America and Canada.
“Third Party” means any Person other than (i) Buyer, (ii) any Seller and (iii) an Affiliate of Buyer or any Seller.
“Third Party Claim” has the meaning set forth in Section 5.04(b).
“Title Company” has the meaning set forth in Section 1.06(f).
“Trademarks” means registered and unregistered trademarks and service marks, trademark and service mark registrations and applications for registration, logos, slogans, trade names, trade dress and other indicia of origin or source, and all goodwill associated with all of the foregoing.
“Transaction Documents” means this Agreement (including the Disclosure Letter and all other Exhibits and Annexes hereto), the Assignment and Assumption Agreement, the Bill of Sale, the Assignment of Intellectual Property, the Deeds, the Transition Services Agreement, the Assignments of Leases and the other instruments, agreements and documents executed and delivered under this Agreement by any party or parties to this Agreement to any other party or parties.
“Transaction Expenses” means the fees and expenses of Sellers incurred in connection with the transactions contemplated hereby.
“Transfer Date” means the date on which a Business Employee commences employment with Buyer, in accordance with Section 4.10.
“Transfer Taxes” has the meaning set forth in Section 4.02(c).

“Transferred Employee” has the meaning set forth in Section 4.10(c).
“Transition Services Agreement” means the Transition Services Agreement between Buyer and certain of its Affiliates, as identified therein, on the one hand, and Landec, Curation and certain of their Affiliates, as identified therein, on the other hand, to be entered into at the Closing in substantially the form attached hereto as Exhibit E.
“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101, et seq., and any similar state and local applicable law (including statutes, regulations and ordinances), as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.